Exhibit 2.1

MERGER AGREEMENT

by and among:

BOA VISTA SERVIÇOS S.A.,

a Brazilian publicly-held company;

EQUIFAX DO BRASIL S.A.,

a Brazilian closely-held corporation;

and

EQUIFAX INC.,

a Georgia publicly-held corporation

Dated as of February 9, 2023

TABLE OF CONTENTS

RECITALS		1
SECTION 1	DEFINITIONS; RULES OF CONSTRUCTION	1
1.1	Definitions	1
1.2	Rules of Construction	1
SECTION 2	DESCRIPTION OF TRANSACTION	2
2.1	Purpose	2
2.2	Merger of Shares	2
2.3	Adjustments	2
2.4	Redemption	2
2.5	Equity Awards	3
2.6	Tax Withholding	3
SECTION 3	CONDITIONS PRECEDENT	4
3.1	Conditions Precedent to Obligation of the Parties	4
3.2	Conditions Precedent to Obligation of the Company	4
3.3	Conditions Precedent to Obligation of EFX Brasil and EFX	5
SECTION 4	CLOSING	6
4.1	Closing; Closing Date	6
4.2	Cooperation	6
SECTION 5	REPRESENTATIONS AND WARRANTIES OF THE PARTIES	6
5.1	Representations and Warranties of the Company	6
5.2	Representations and Warranties of EFX Brasil and EFX	6
SECTION 6	ADDITIONAL COVENANTS OF THE PARTIES	6
6.1	Registration; Form S-4	6
6.2	BDR Program	7
6.3	Merger Protocol	7
6.4	Company EGM; EFX Brasil EGM	7
6.5	Disclosure; Public Announcements	8
6.6	Confidentiality	8
6.7	Efforts	8
6.8	Conduct of Business	8
6.9	Exclusivity	11
6.10	Shareholder Litigation	12
6.11	EFX Brasil Cash	12
SECTION 7	TERMINATION	12
7.1	Events of Termination	12
7.2	Effect of Termination	13
7.3	Termination Fees	13
SECTION 8	MISCELLANEOUS	14
8.1	Notices	14
8.2	Severability	15
8.3	No Survival of Representations and Warranties	15
8.4	Disclosure Schedule	15
8.5	Entire Agreement	15
8.6	Assignment; Binding Effect	15
8.7	Further Assurances	16
8.8	Remedies; Specific Performance	16
8.9	Governing Law	16
8.10	Jurisdiction	16
8.11	Expenses	17
8.12	Counterparts	17

i

8.13	Captions	17
8.14	Attorneys’ Fees	18
8.15	Waiver	18

EXHIBIT 1.1 – DEFINITIONS	21
SCHEDULE 1.1
KNOWLEDGE GROUP
SCHEDULE 2.3 – ADJUSTMENTS	29
SCHEDULE 2.4(III) – RIGHTS AND OBLIGATIONS OF SHAREHOLDERS OF EFX BRASIL	30
SCHEDULE 2.5 – EQUITY AWARDS
EXHIBIT 5.1 – REPRESENTATIONS AND WARRANTIES OF THE COMPANY	36
EXHIBIT 5.2 – REPRESENTATIONS AND WARRANTIES OF EFX BRASIL AND EFX	41
EXHIBIT 6.3 – MERGER PROTOCOL
SCHEDULE 6.8.1(III) – APPROVED BUSINESS PLAN
SCHEDULE 6.11 – EXCESS CASH AMOUNT

ii

LIST OF SCHEDULES AND EXHIBITS

Exhibit 1.1	-	Definitions

Schedule 1.1	-	Knowledge Group

Schedule 2.3	-	Adjustment Calculation

Schedule 2.4(iii)	-	Rights and Obligations of Shareholders of EFX Brasil

Schedule 2.5	-	Equity Awards

Exhibit 5.1	-	Representations and Warranties of the Company

Exhibit 5.2	-	Representations and Warranties of EFX Brasil and EFX

Exhibit 6.3	-	Merger Protocol

Schedule 6.8.1(iii)	-	Approved Business Plan

Schedule 6.11	-	Excess Cash Amount

iii

MERGER AGREEMENT

THIS MERGER AGREEMENT (“Merger Agreement”) is entered into as of February 9, 2023, by and among the following parties: BOA VISTA SERVIÇOS S.A., a Brazilian publicly-held company, with headquarters located at Av. Tamboré, 267, 11th to 15th floors, Barueri – SP, 06460000, enrolled with the Brazilian Corporate Taxpayer’s Register of Ministry of Economy (“CNPJ/ME”) under n. 11.725.176/0001-27, herein duly represented in accordance with its bylaws (the “Company”); EQUIFAX DO BRASIL S.A., a Brazilian closely-held corporation, with headquarters located at Avenida Paulista 1636, 3rd floor, unit 309, Sao Paulo, SP – Brasil, Potal Code 01310-200, enrolled with the CNPJ/ME under n. 02.577.445/0001-64, herein duly represented in accordance with its articles of association (“EFX Brasil”); and EQUIFAX INC., a Georgia corporation, with headquarters located at 1550 Peachtree Street, Atlanta, Georgia, U.S.A., herein duly represented in accordance with its organizational documents (“EFX”) (the Company, EFX Brasil and EFX are individually referred to as “Party” and jointly referred to as “Parties”).

RECITALS

A.	The Company is a Brazilian credit bureau and a publicly-held company with shares listed on the Novo Mercado segment (“Novo Mercado”) of B3 S.A.– Brasil, Bolsa Balcão stock exchange (“B3”).

B.

On the date hereof, the capital stock of the Company is one billion, seven hundred fifteen million, two hundred sixty-eight thousand, eight hundred fifty-seven Brazilian reais and nine cents (R$1,715,268,857.09), divided into five hundred thirty two million, two hundred twenty two thousand, six hundred twenty one (532,222,621) common shares, with no par value, all of which are fully subscribed and paid-in (“Company Shares”).

C.

EFX Brasil is a closely-held holding corporation that is indirectly, controlled by EFX, and the holder of record of fifty-two million, nine hundred forty-four thousand (52,944,000) common shares of the Company representing nine point ninety-five percent (9.95%) of the Company’s capital stock.

D.	EFX is a publicly-held global data analytics and technology company with shares traded on the New York Stock Exchange (“NYSE”).

E.

The Parties intend to implement a business combination of the Company and EFX Brasil by means of the merger of all of the Company Shares into EFX Brazil, pursuant to Articles 224, 225 and 252 under Brazilian Corporations Law (the “Merger of Shares”), which will result in: (1) each Company Share being exchanged for one mandatorily redeemable preferred share, with no par value, issued by EFX Brasil according to the redemption option chosen by the shareholders of the Company as per Section 2.4 (each such share, an “EFX Brasil Redeemable Share” and, collectively, the “EFX Brasil Redeemable Shares”); and (2) the Company becoming a wholly-owned subsidiary of EFX Brasil.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

SECTION 1 DEFINITIONS; RULES OF CONSTRUCTION

1.1	Definitions. For purposes of this Merger Agreement, capitalized terms shall have the meaning ascribed to them in Exhibit 1.1.

1.2	Rules of Construction.

1.2.1

For purposes of this Merger Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

1.2.2

The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Merger Agreement.

1.2.3

As used in this Merger Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

1.2.4

Unless otherwise indicated or the context otherwise requires: (i) all references in this Merger Agreement to “Sections” are intended to refer to Sections of this Merger Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Merger Agreement in its entirety and not to any particular provision of this Merger Agreement.

1.2.5	Whenever this Merger Agreement refers to a number of days, that number will be a reference to calendar days, unless Business Days are specified.

1.2.6

Periods of time within or after which any action must be performed shall be calculated by excluding the first day of the period and last day of the period, and extending the period to the next Business Day if the last day of the period of time is not a Business Day.

SECTION 2 DESCRIPTION OF TRANSACTION

2.1

Purpose. The purpose of this Merger Agreement is to set forth the terms and conditions of a business combination involving the Company and EFX Brasil by means of the Merger of Shares, followed by the redemption of EFX Brasil Redeemable Shares (“Redemption” and, jointly with the Merger of Shares, the “Transaction”), subject to the fulfillment (or waiver, as the case may be) of the Conditions Precedent.

2.2

Merger of Shares. Pursuant to the Merger of Shares and subject to adjustment as described below, each Company Share will be exchanged on the Closing Date for one EFX Brasil Redeemable Share. As a result of the Merger of Shares, the Company shall become a wholly-owned subsidiary of EFX Brasil at Closing.

2.3

Adjustments. The number of EFX Brasil Redeemable Shares to be issued by EFX Brasil in exchange for each Company Share will be adjusted to account for any changes in the number of Company Shares, including in connection with the issuance of new Company Shares, split or reverse-split of Company Shares or similar transaction, during the Pre-Closing Period. In addition to the foregoing, the consideration payable upon redemption of each EFX Brasil Redeemable Share shall be adjusted downwards, in accordance with Schedule 2.3, to account for: (A) any distribution of dividends, return of capital or interest on capital (or other distributions in respect of Company Shares) by the Company during the Pre-Closing Period; provided, however, that the Company undertakes to cause its management not to propose any distributions, return of capital or interest on capital in excess of mandatory distributions under applicable Law; and (B) the Cumulative Expected Post-Signing Litigation Loss, with any adjustments contemplated by this sentence to be allocated: (1) in the case of Class A EFX Brasil Redeemable Shares, 100% to the cash portion of such Class A EFX Brasil Redeemable Shares; (2) in the case of Class B EFX Brasil Redeemable Shares, 90% to the cash portion of Class B EFX Brasil Redeemable Shares, and 10% to the EFX BDR portion of Class B EFX Brasil Redeemable Shares; and (3) in the case of Class C EFX Brasil Redeemable Shares, 66.66667% to the EFX Brasil Common Share portion of such Class C EFX Brasil Redeemable Shares and 33.33333% to the cash or EFX BDR portion of such Class C EFX Brasil Redeemable Shares, except that, with respect to any Remaining Company Shares, the adjustment contemplated by this sentence shall be allocated 100% to either cash or EFX BDRs depending on the form of consideration selected by the applicable shareholder.

2.4

Redemption. On the Closing Date: (a) each Company Share held by a shareholder of the Company at Closing (other than Company Shares held by EFX Brasil, which will remain outstanding) shall be exchanged for an EFX Brasil Redeemable Share (of the class set forth below), according to one of the following options as elected by such shareholder of the Company as set forth in the Merger Protocol; and (b) immediately after such exchange, the EFX Brasil Redeemable Shares shall be redeemed as follows:

(i)	a Class A EFX Brasil Redeemable Share, which shall be redeemed for a cash payment of eight Brazilian reais (R$8.00);

(ii)

a Class B EFX Brasil Redeemable Share, which shall be redeemed for: (a) a cash payment of seven Brazilian reais and twenty cents (R$7.20); and (b) delivery of a fraction of an EFX BDR equal to the EFX Class B Exchange Ratio; or

(iii)

a Class C EFX Brasil Redeemable Share, which shall be redeemed for: (a) a fraction of an EFX Brasil Common Share equal to the EFX Brasil Exchange Ratio (it being understood that the holders of EFX Brasil Common Shares shall have the rights and be subject to the obligations set forth on Schedule 2.4(iii), which, except as set forth in Schedule 2.4(iii), shall be set forth in the bylaws of EFX Brasil as of the Closing, with the exact words to be used to implement Schedule 2.4(iii) to be as set forth in Schedule 2.4(iii) or as otherwise agreed upon by Brazilian counsel to EFX Brasil and the Company); and (b) a payment of two Brazilian reais and sixty-seven cents (R$2.67), which shall, at the option of the relevant shareholder, be paid for in either (i) cash; or (ii) a fraction of an EFX BDR equal to the EFX Class C-1 Exchange Ratio.

Notwithstanding anything to the contrary contained in this Section 2.4(iii) or elsewhere in this Agreement: (1) the maximum number of EFX Brasil Common Shares issuable pursuant to Section 2.4(iii) (i.e., for all Class C EFX Brasil Redeemable Shares to be issued under this Merger Agreement) shall be equal to the EFX Brasil Share Cap; (2) if shareholders of the Company electing the option contemplated by this Section 2.4(iii) in respect of their Company Shares would, but for clause “(1)” of this sentence, result in the issuance of EFX Brasil Common Shares in excess of the EFX Brasil Share Cap, the number of Company Shares to be redeemed for EFX Brasil Common Shares shall be reduced (on a pro rata basis based on the number of Company Shares held by all shareholders who elected the option contemplated by this Section 2.4(iii) for such Company Shares, rounded to the nearest whole share) so that the aggregate number of EFX Brasil Common Shares issuable pursuant to this Merger Agreement is equal to the EFX Brasil Share Cap, with remaining Company Shares that are subject to the election of the option contemplated by this Section 2.4(iii) (“Remaining Company Shares”) to be redeemed, at the option of the relevant shareholder, for either a cash payment of eight Brazilian reais (R$8.00) or a fraction of an EFX BDR equal to the EFX Class C-2 Exchange Ratio; and (3) shareholders who fail timely to make their election to receive Class A EFX Brasil Redeemable Shares, Class B EFX Brasil Redeemable Shares or Class C EFX Brasil Redeemable Share shall receive Class A EFX Brasil Redeemable Shares.

In addition to the foregoing, it is agreed that, with respect to any cash amounts payable upon the Redemption, such cash amounts shall be adjusted by IPCA from May 10, 2023 through and including the day immediately preceding the Closing.

Any fractions of EFX BDRs resulting from the Merger of Shares, followed by the Redemption with delivery of the EFX BDRs, shall be grouped in whole numbers to be sold in an auction coordinated by B3 after the consummation of the Transaction, pursuant to a notice to shareholders to be disclosed by the Company. The amounts earned in said sale will be made available net of fees to the former shareholders of the Company holding the respective fractions, in proportion to their interest in each security sold.

2.5	Equity Awards. The Company shall take (or cause to be taken) the actions described in Schedule 2.5 with respect to existing stock options, restricted shares and phantom shares of the Company.

2.6

Tax Withholding. EFX and its Affiliates shall be entitled to deduct and withhold from payments made to the shareholders of the Company at Closing or upon settlement of the Put Option or the Call Option, such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law (it being understood that if, at least five (5) Business Days prior to any such payment, a shareholder of the Company provides EFX Brasil with a written certification to the effect that no such deduction or withholding is required by applicable Law, no amounts shall be so deducted or withheld unless EFX Brasil can demonstrate that such certification cannot reasonably be relied upon). To the extent amounts are so withheld by EFX or any of its Affiliates, such withheld amounts shall be treated for all purposes of this Merger Agreement as having been paid to the applicable shareholder of the Company or EFX Brasil in respect of which such deduction and withholding was made by EFX or any of its Affiliates.

SECTION 3 CONDITIONS PRECEDENT

3.1

Conditions Precedent to Obligation of the Parties. The obligation of the Parties to consummate the Transaction is subject to the fulfillment of each of the following conditions, which cannot be waived by the Parties (except that the condition set forth in Section 3.1(iii) can be waived by the mutual agreement of the Parties) (“Conditions Precedent of the Parties”):

(i)

No Prohibitive Order or Law. No Order from a competent court or other Governmental Body, or Law, shall be in force that has the effect of prohibiting or otherwise preventing the consummation of the Merger of Shares or the Redemption;

(ii)

Company Merger Approval. The shareholders of the Company shall have duly approved, in accordance with applicable Law, the Merger of Shares and all necessary documentation for the Merger of Shares (including the valuation report and Merger Protocol);

(iii)

No Legal Proceeding. There shall not be pending any actual action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative or appellate proceeding) brought by a Governmental Body relating to the Merger of Shares or the Redemption and seeking to prohibit or challenge the terms of the Merger of Shares or the Redemption; and

(iv)

Form S-4; BDR Program. The Form S-4 shall have become effective and the BDR Program shall have been registered by Brazilian Securities Commission (“CVM”) and B3 and remain effective (and not subject to any stop order or proceedings for that purpose).

3.2

Conditions Precedent to Obligation of the Company. The obligation of the Company to consummate the Transaction is subject to the fulfillment or waiver, at the sole discretion of the Company, of each of the following conditions (“Conditions Precedent of the Company”):

(i)

EFX Brasil and EFX Representations. The EFX Brasil and EFX Representations shall be true and correct on the date hereof and on the Closing Date in all material respects (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that (i) EFX Brasil and EFX Representations provided under items 5.2.1, 5.2.2, 5.2.3 and 5.2.4 of Exhibit 5.2 shall be true and correct on the date hereof and on the Closing Date in all respects (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and (ii) the EFX Brasil and EFX Representations provided under items 5.2.5 of Exhibit 5.2 shall be true and correct on the date hereof and on the Closing Date in all respects, except that any inaccuracies in such EFX Brasil and EFX Representations that are, in the aggregate, de minimis in nature and amount will be disregarded;

(ii)

Performance of Covenants. The covenants and obligations in this Merger Agreement that EFX Brasil and EFX are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

(iii)	EFX Brasil Corporate Approval. The EFX Brasil Corporate Approval shall have been obtained;

(iv)

BDR. EFX Brasil shall be the rightful owner and sole beneficiary of EFX BDRs representing common stock of Equifax (NYSE:EFX) readily available for trading on the NYSE, free and clear of any Liens, and duly registered with the CVM and B3, in such amounts as shall be necessary to enable the Class B EFX Brasil Redeemable Shares and Class C EFX Brasil Redeemable Shares to be redeemed for EFX BDRs as contemplated by Section 2.4;

(v)

Reserves. By the time the Redemption occurs, EFX Brasil shall have enough reserves to enable the EFX Brasil Redeemable Shares to be redeemed pursuant to article 44 of the Brazilian Corporations Law and as provided in Section 2.4;

(vi)

Fundamental Change; Triggering Event. Since the date of this Merger Agreement, there shall not have occurred and be continuing (i) a fundamental change in the nature of EFX’s business taken as a whole (“Fundamental Change”) or (ii) a Triggering Event;

(vii)	Bylaw Amendment. The bylaws of EFX Brasil shall have been amended to provide for the issuance of the EFX Brasil Redeemable Shares and the rights and obligations described on Schedule 2.4(iii); and

(viii)

EFX Brasil and EFX Closing Certificate. The Company shall have received a certificate jointly executed by the authorized officers of EFX Brasil and EFX confirming that the conditions set forth in Sections 3.2(i) through 3.2(v) and (vi) have been duly satisfied.

3.3

Conditions Precedent to Obligation of EFX Brasil and EFX. The obligation of EFX Brasil and EFX to consummate the Transaction is subject to the fulfillment or waiver, at the sole discretion of EFX Brasil and EFX, of each of the following conditions (“Conditions Precedent of EFX Brasil and EFX” and, together with the Conditions Precedent of the Company and the Conditions Precedent of the Parties, the “Conditions Precedent”):

(i)

Company Representations. The Company Representations shall be true and correct on the date hereof and on the Closing Date in all material respects (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that (i) the Company Representations provided under items 5.1.1, 5.1.2, 5.1.3, 5.1.4 and 5.1.5 of Exhibit 5.1 shall be true and correct on the date hereof and on the Closing Date in all respects (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date); (ii) the Company Representations provided under items 5.1.6 of Exhibit 5.1 shall be true and correct on the date hereof and on the Closing Date in all respects, except that any inaccuracies in such Company Representations that are, in the aggregate, de minimis in nature and amount will be disregarded; and (iii) with respect to item 5.1.12 of Exhibit 5.1, Part 5.1.12 of the Disclosure Schedule may be updated by the Company until the Closing Date solely to the extent that any matters reflected in such updates arise or relate to acts or facts occurring after the date hereof, and if Part 5.1.12 is so updated, the Company shall cause a reputable independent legal counsel reasonably acceptable to EFX to determine as promptly as practicable the aggregate loss (including attorneys’ and other fees and costs and any other losses or damages) reasonably expected to be incurred by the Acquired Companies with respect to the matters set forth in such update (such aggregate amount being the “Expected Post-Signing Litigation Loss”), and, if such Expected Post-Signing Litigation Loss exceeds R$30,000,000, the consideration payable upon redemption of each EFX Brasil Redeemable Share shall be adjusted downwards as contemplated by Section 2.3.

(ii)

Performance of Covenants. The covenants and obligations in this Merger Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, other than the covenants and obligations set forth in Section 6.8.1(i), 6.8.1(iii) and 6.8.1(iv), which shall have been complied with and performed in all respects;

(iii)	Absence of Material Adverse Change. Since the date of this Merger Agreement, there shall not have occurred a Material Adverse Change;

(iv)

Delisting Approval. The shareholders of the Company shall have duly approved, in accordance with applicable Law, the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation; and

(v)

Company Closing Certificate. EFX Brasil and EFX shall have received a certificate executed by authorized officers of the Company confirming that the conditions set forth in Sections 3.3(i), 3.3(ii), 3.3(iii) and 3.3(iv) have been duly satisfied.

SECTION 4 CLOSING

4.1

Closing; Closing Date. Subject to any different date required by B3, the consummation of the Merger of Shares (the “Closing”) shall take place at the offices of the Company, at Av. Tamboré, 267, 11th to 15th floors, Barueri – SP, 06460000 at 12:00 p.m. (São Paulo Time), on the third Business Day immediately following the date on which the Conditions Precedent are either satisfied or, as applicable, waived, subject to the continuing satisfaction or, as applicable, waiver of the Conditions Precedent on such Business Day (other than those Conditions Precedent which are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other place, time or date as EFX Brasil, EFX and the Company may jointly designate. The date on which Closing actually takes place is referred to as the “Closing Date.”

4.2

Cooperation. The Parties undertake to perform all other acts and sign all other documents at the Closing that are necessary or advisable for the valid and adequate formalization and implementation of the Transaction at Closing.

SECTION 5 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

5.1	Representations and Warranties of the Company. The Company hereby provides to EFX Brasil and EFX the representations and warranties set forth in Exhibit 5.1 (“Company Representations”).

5.2

Representations and Warranties of EFX Brasil and EFX. EFX Brasil and EFX hereby provide to the Company the representations and warranties set forth in Exhibit 5.2 (“EFX Brasil and EFX Representations”).

SECTION 6 ADDITIONAL COVENANTS OF THE PARTIES

6.1

Registration; Form S-4. EFX shall prepare and file a Registration Statement on Form S-4 with the Securities and Exchange Commission (“SEC”) to register the issuance of the shares of capital stock of EFX and/or shares of capital stock of EFX that are underlying the EFX BDRs issued in connection with the Transaction (“EFX Form S-4”) and EFX Brasil shall prepare and file a Registration Statement on Form S-4 (or Form F-4, if applicable) with the SEC to register the issuance of the EFX Brasil Common Shares in connection with the Transaction (together with the EFX Form S-4, the “Form S-4”) and the Company shall provide reasonable cooperation to EFX and EFX Brasil in connection therewith as provided in this Section 6.1.

6.1.1

The Company shall reasonably cooperate with EFX and EFX Brasil and furnish to EFX and EFX Brasil the information concerning the Acquired Companies and their Affiliates which are required to be included in the Form S-4 including with respect to the preparation and inclusion of any required pro forma or audited financial information (all such information to be in a form, and in compliance with applicable reporting requirements, imposed by the SEC, in any such cases at the expense of EFX), and to respond as promptly as reasonably practicable to any comments related to the Company and the Acquired Companies received from SEC with respect to the Form S-4; provided, however, that EFX and EFX Brasil shall use commercially reasonable efforts to obtain information about the Acquired Companies that can be obtained from the Company CVM Reports.

6.1.2

EFX and EFX Brasil shall file the Form S-4 with the SEC and shall use commercially reasonable efforts to cause the Form S-4 to become effective under the Securities Act of 1933, as amended, as promptly as reasonably practicable after the date hereof, but in no event later than the date of the Company EGM.

6.1.3	The Company shall immediately notify EFX and EFX Brasil if, at any time prior to the Closing, the Company discovers any information relating to the Acquired Companies or their Affiliates, or the directors or officers of any of the foregoing, that should be set forth in an amendment or supplement to the Form S-4 so that such document would not include any misstatement of a material fact related to the Acquired Companies or their Affiliates, or omit to state any material fact related to the Acquired Companies or their Affiliates necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.2

BDR Program. EFX shall prepare and file for the registration of EFX’s BDR program (“BDR Program”) with the CVM and B3 and use commercially reasonable efforts to cause the BDR Program to become effective as promptly as reasonably practicable after the date hereof (it being understood that, at EFX’s request, the Company shall provide reasonable cooperation to EFX in connection with the registrations of the BDR Program).

6.3

Merger Protocol. Upon the execution of this Merger Agreement, the management of the Company and EFX Brasil shall prepare an instrument of protocol and justification of the Merger of Shares, pursuant to Articles 224, 225 and 252 under the Brazilian Corporations Law and subject to the terms and conditions provided under this Merger Agreement, substantially in the form of Exhibit 6.3, together with all the necessary supporting documentation and appraisal reports for the submission of the Merger of Shares to the approval of the shareholders of the Company and EFX Brasil (“Merger Protocol”). The Merger Protocol (together with all the necessary supporting documentation and appraisal reports for the submission of the Merger of Shares) must be previously submitted to the analysis and opinion of the Board of Directors and of the Audit Committee of the Company and, if EFX Brasil has a Board of Directors and/or Audit Committee, of EFX Brasil, under applicable Laws. The Parties undertake, from now on, to cooperate fully with each other throughout the process of preparation of the Merger Protocol and all related documents, providing all information and documents reasonably necessary for the preparation of the final version of the Merger Protocol and related documents, in such a manner as to conclude the document as soon as practicable after the date of this Merger Agreement, but in no event more than thirty (30) days after the date hereof.

6.4

Company EGM; EFX Brasil EGM. As promptly as reasonably practicable after the date of this Merger Agreement (but in no event more than seven (7) days after the date in which the Form S-4 is declared effective, unless the Parties otherwise agree): (i) the Company shall call a shareholders extraordinary general meeting (“Company EGM”) to resolve on: (i-a) the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation; (i-b) all the necessary documentation for the Merger of Shares, including the valuation report and Merger Protocol; and (i-c) the Merger of Shares; and (ii) EFX Brasil shall call a shareholders extraordinary general meeting (“EFX Brasil EGM”) to resolve on: (ii-a) all the necessary documentation for the Merger of Shares, including the valuation report and Merger Protocol; (ii-b) the Merger of Shares; and (ii-c) the attribution of cash; cash and EFX BDR; or cash or EFX BDRs and EFX Brasil Common Shares to the shareholders of the Company at Closing upon the Redemption (the items in clause “(ii)” of this sentence being referred to as the “EFX Brasil Corporate Approval”).

6.4.1

EFX and EFX Brasil shall reasonably cooperate with the Company and furnish to the Company the information concerning EFX Brasil which is required to be included in the management proposal for the EGM, including with respect to the preparation and inclusion of any required pro forma or audited financial information (all such information to be in a form, and in compliance with applicable reporting requirements, imposed by the CVM).

6.4.2

The Company EGM and EFX Brasil EGM shall occur thirty (30) days after the respective call notices are published in accordance with applicable Laws or such later dates as the Parties may agree or as may be required to comply with applicable Law, including U.S. securities laws.

6.4.3	Unless the Parties otherwise agree, the Company EGM and EFX Brasil EGM shall be called and convened on the same dates.

6.4.4

EFX and EFX Brasil hereby agree to exercise their voting rights with respect to all of their common shares issued by the Company and held by them on the date of the Company EGM to vote for the approval of the Merger of Shares.

6.5

Disclosure; Public Announcements. The execution of this Merger Agreement shall be disclosed to the market and to the shareholders of the Company and EFX Brasil in a coordinated manner under applicable Laws. Each Party shall ensure that neither it nor any of its Representatives shall issue the publication of a press release or any other form of public announcement related to this Merger Agreement and the other documents and operations referred to in this Merger Agreement, without the prior written consent of the Company, EFX Brasil and EFX (such consent not to be unreasonably withheld, conditioned or delayed), except: (i) no such consent shall be required in respect of any press release or other public statement that only contains information: (A) not inconsistent in any material respect with press releases or public statements that were previously approved by EFX and the Company; or (B) in support of EFX’s reasons for or strategy regarding the Transaction; or (ii) as required under applicable Laws. Without limiting the generality of the foregoing, the content of mandatory material disclosure notices published by the Company in connection with the Merger of Shares under applicable Law, including CVM disclosure regulations, shall be subject to previous approval by EFX Brasil and EFX to the maximum extent permitted under applicable Laws, such approval not to be unreasonably withheld, unless subjecting the content of such mandatory material disclosure notices to the approval of EFX Brasil and EFX is not feasible or practicable, in which case no previous approval by EFX Brasil and EFX shall be required.

6.6

Confidentiality. Any information provided by one Party or its Representatives to another Party or its Representatives under or in connection with this Merger Agreement shall be subject to the terms of the Mutual Confidentiality Agreement.

6.7	Efforts. Each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to consummate the Transaction on a timely basis.

6.8	Conduct of Business.

6.8.1

During the Pre-Closing Period, except: (a) as may be required under applicable Law; (b) with the prior written consent of EFX Brasil or EFX or, with respect to clause “(iv)” below, the Company (which shall not be unreasonably withheld, conditioned or delayed); (c) as otherwise specified in this Merger Agreement or in the Merger Protocol; or (d) as set forth in Part 6.8 of the Disclosure Schedule: (i) the Company shall, and shall cause each of the other Acquired Companies to, conduct its business and operations, in all material respects, in the ordinary course and in accordance with past practices; (ii) the Company shall: (A) promptly notify EFX and EFX Brasil of the receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger of Shares or the Redemption and shall use its commercially reasonable efforts to obtain such consent (and, at EFX’s request, any other consents required under applicable Contracts of the Company or otherwise); and (B) use its commercially reasonable efforts to provide any notices required to be provided under applicable Contracts of the Company, in each case under clauses “(A)” and “(B)” of this clause “(ii),” as promptly as reasonably practicable after the date of this Agreement; (iii) none of the Company or any other Acquired Company shall take any actions that are in breach of the approved business plan of the Company and the Acquired Companies attached as Schedule 6.8.1(iii) hereto (“Approved Business Plan”) (it being understood that the 2023 budget is part of the Approved Business Plan); and (iv) EFX Brasil shall, and shall cause each of its subsidiaries to, conduct its business and operations, in all material respects, in the ordinary course and in accordance with past practices. Without limiting (and, in some cases, clarifying) the foregoing, except: (a) as may be required under applicable Law; (b) with the prior written consent of EFX Brasil or EFX (which shall not be unreasonably withheld, conditioned or delayed and shall be given or rejected within no longer that ten (10) Business Days as from the request of the Company, provided that the absence of a timely response shall be construed as an acceptance); (c) as otherwise specified in this Merger Agreement or in the Merger Protocol; or (d) as set forth in Part 6.8 of the Disclosure Schedule, the Company shall not, and shall cause each of the other Acquired Companies not to:

(1)	approve any capital increase (except if in connection with the exercise of any stock options, warrants or restricted shares outstanding as of the date of this Merger Agreement), capital reduction, redemption or amortization of shares or other instrument convertible into or exchangeable for any shares of capital stock or other security;

(2)	approve any business plan or budget in breach of, or in excess of, the Approved Business Plan;

(3)

amend the bylaws or the articles of association of any of the Acquired Companies, or otherwise change the objectives, policies and general orientation of the business of the Company, or enter into any corporate restructuring involving any of the Acquired Companies by merger, spin-off, amalgamation or otherwise;

(4)

to declare, accrue, set aside or pay any dividend, return on capital or interest on capital or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock of the Company or any other Acquired Company, except as determined by a shareholders’ meeting of the Company and subject to the adjustment provided in Section 2.3, or amend the Company’s dividend policy;

(5)

purchase, sell, issue, grant (except upon the exercise or vesting of any stock options, warrants or restricted shares outstanding as of the date of this Merger Agreement) or authorize the sale, issuance or grant of: (a) any shares of capital stock (including treasury shares) or other security; (b) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any shares of capital stock or other security; or (c) any instrument convertible into or exchangeable for any shares of capital stock or other security;

(6)

effect or become a party to any corporate reorganization, including but not limited to any merger, consolidation, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(7)	approve the entry into alliances or joint venture agreements or any type of similar relationship or otherwise form any subsidiary or acquire any equity interest or other interest in any other entity;

(8)	sell, transfer or grant any rights related to the Intellectual Property Rights to Third Parties;

(9)

enter into or become bound by any Contract imposing any material restriction on the right or ability of the Company or any other Acquired Company: (a) to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area; (b) to acquire any material product or other asset or any service from any other Person, sell any product or other assets to or perform any service for any other Person, or transaction business or deal in any manner with any other Person; or (c) to develop, sell, supply, license, distribute, offer, support or service any product or any Intellectual Property or other asset to or for any other Person;

(10)

enter into or become bound by any Contract that: (a) grants material and exclusive rights to license, market, sell or deliver any product of the Company or any other Acquired Company; (b) contains any “most favored nation” or similar provision in favor of the other party; or (c) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any material asset owned by the Company or any other Acquired Company;

(11)

hire or terminate (other than for cause) any employee, director, officer or other member of management or person with an annual remuneration in excess of five hundred thousand Brazilian reais (R$500,000), or amend or increase the compensation of any existing employee, director, officer or other member of management above these thresholds;

(12)	(A) enter into any collective bargaining agreement; (B) promote or make any changes to the terms and conditions of current employment Contracts to which the Company or any of the other Acquired Companies is a party, except in the ordinary course of business; (C) approve the execution of new compensation and benefit plans (or amend existing plans or agreements or other documents in effect under any plans, including to accelerate the vesting of any benefits thereunder); or (D) pay bonuses, commissions, incentives or any type of compensation for shares outside the regular course of business and which are not currently provided in existing compensation and benefit plans;

(13)

change in any material respect, other than as required by Brazilian GAAP or IFRS, as applicable, any of its methods of accounting or accounting practices, including with respect to its financial accounting for Taxes;

(14)

(A) enter into any Contract or take any binding action relating to the disposition or acquisition by any Acquired Company of any assets (other than dispositions of obsolete assets, inventory and non-exclusive licenses, in each case in the ordinary course of business consistent with past practice) or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise), or (B) permit the creation of any Liens over the assets, shares or quotas of the Acquired Companies;

(15)	make or approve any (A) capital investments; or (B) capital expenditures in excess of five hundred thousand Brazilian reais (R$500,000), which are not contemplated under the Approved Business Plan;

(16)

(A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract; or (B) renew, extend, amend or terminate, or expressly waive any material right or remedy under, any Material Contract;

(17)

settle any Legal Proceeding or other material claim, other than pursuant to a settlement that does not involve: (1) any admission of wrongdoing; or (2) any liability or other obligation on the part of any Acquired Company or that involves only the payment of money damages by the Acquired Companies not in excess of one hundred fifty thousand Brazilian reais (R$150,000) in any individual settlement and five hundred thousand Brazilian reais (R$500,000) in the aggregate for all such settlements;

(18)	approve the request, practice or adoption of any act aimed at judicial or extrajudicial recovery, voluntary declaration of bankruptcy, dissolution or liquidation of any of the Acquired Companies;

(19)	take or implement any decisions in any matters of material importance to any of the Acquired Company outside of the ordinary course and/or not in accordance with past practices; or

(20)	agree or undertake to perform any of the acts described above.

6.8.2

During the Pre-Closing Period, the Company shall, and shall ensure that each of the other Acquired Companies and its Representatives provide EFX Brasil, EFX and their Representatives with reasonable access to the Acquired Companies and their Representatives, management, properties and assets, as well as to all existing books, records, Tax returns, work papers and other documents and information as EFX Brasil and EFX may reasonably request relating to the Acquired Companies upon reasonable advance notice during normal business hours and in such a manner as to not unreasonably interfere with the normal operation of the business of the Acquired Companies, including, for the avoidance of doubt, information of the type and the level of detail as the information provided by the Company to EFX and EFX Brasil during due diligence and monthly financial data; provided however, that: (a) the Company may refuse to disclose information to the extent disclosure would violate applicable Laws, including antitrust laws; and (b) with respect to information that is reasonably determined to be highly competitively sensitive information, the Parties shall, to the maximum extent permitted by Law, agree to reasonable procedures that would allow EFX and EFX Brasil to review the information, including, if applicable clean team procedures.

6.8.3

EFX Brasil and EFX acknowledge and agree that nothing contained in this Merger Agreement shall give EFX Brasil and EFX the right to control or direct, within the meaning of any applicable antitrust Law, the operations of the Acquired Companies, prior to the Closing Date.

6.9	Exclusivity.

6.9.1

During the Pre-Closing Period, and except as provided in Section 6.9.3, the Company will not do, and will ensure that none of the other Acquired Companies or any of their Representatives do, any of the following, directly or indirectly: (i) solicit, or initiate or encourage any Acquisition Proposal from any Third Party; (ii) participate in any discussions or negotiations (or enter into any agreement) with any Third Party, or furnish to any Third Party any non-public information relating to or in connection with a possible Acquisition Transaction; or (iii) accept any proposal or offer from any Third Party, or enter into any letter of intent or similar document or an agreement, relating to a possible Acquisition Transaction; provided, however that, for the sake of clarity, the obligations stated in this Section 6.9.1 shall be not applicable to any shareholder of the Company, including a shareholder that has appointed board members of the Company, provided that such shareholder: (a) is not an employee of any of the Acquired Companies; (b) is not encouraged by the Company to take any of the prohibited actions; (c) is not prohibited under another agreement with EFX from taking any of the prohibited actions; and (d) does not furnish or otherwise share any non-public information about the Acquired Companies with Third Parties.

6.9.2

If any of the Acquired Companies or any of its Representatives receives an Acquisition Proposal, or any request for non-public information in connection with an Acquisition Proposal, at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than forty-eight (48) hours after receipt of such Acquisition Proposal or request) advise EFX Brasil and EFX in writing of such Acquisition Proposal or request (including the identity of the Person making or submitting such Acquisition Proposal or request and, with respect to Acquisition Proposals, the material terms and conditions thereof, including, for the avoidance of doubt, the economic terms (such as pricing and whether the consideration is in cash, shares/assets, or a combination of both) and whether the Acquisition Proposal is subject to financing and the type of financing, if applicable. The Company shall keep EFX Brasil and EFX reasonably informed within forty-eight (48) hours of any material modifications or proposed material modifications with respect to any Acquisition Proposal. To the extent required by applicable Law, any Acquisition Proposal made available to EFX pursuant to the provisions of this Section 6.9.2 may be simultaneously disclosed to the public generally.

6.9.3

For the avoidance of doubt, an unsolicited or a solicited (prior to the execution of this Agreement) Acquisition Proposal, Acquisition Inquiry or any request for non-public information in connection with an Acquisition Proposal or an Acquisition Inquiry presented to the Company, its management or any of its shareholders during the Pre-Closing Period by any third-party shall not per se be deemed a violation of this Section 6.9, to the extent such Acquisition Proposal, Acquisition Inquiry or any request for non-public information in connection with an Acquisition Proposal or an Acquisition Inquiry is not a result of any of the actions prohibited under Section 6.9.1, and, without limiting any rights or remedies of EFX as set forth in this Merger Agreement, the management of the Company may: (1) review, discuss and negotiate the relevant transaction presented by the Third Party making the proposal regarding such relevant transaction; (2) provide non-public information to the Third Party; (3) enter into all necessary agreements, including non-disclosure agreements and merger agreements, with such Third Party with respect to such Acquisition Proposal, and/or (4) accept and recommend the transaction proposed in such Acquisition Proposal to the Company’s shareholders, provided that: (A) any recommendation shall contain a reasonable explanation of the reasons why such recommendation is being made and (B) any acceptance and recommendation (and the approval to enter into any related agreement) shall be made in compliance with the fiduciary duties under applicable Law.

6.10

Shareholder Litigation. The Company shall promptly notify EFX Brasil and EFX in writing of, and shall consult with EFX Brasil and EFX regarding the defense strategy, including settlement proposals, with respect to (and take into consideration, without the obligation to follow, EFX Brasil and EFX views regarding), any shareholder judicial, arbitral or administrative claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and, to the extent the Company could have any liability (either by virtue of indemnification or defense obligations or otherwise), any of its directors or officers, relating to this Merger Agreement, the Merger of Shares of the Redemption. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without the prior written consent of EFX Brasil and EFX.

6.11

EFX Brasil Cash. EFX shall ensure that, as of the Closing, EFX Brasil shall, in addition to the cash needed to enable the EFX Brasil Redeemable Shares to be redeemed pursuant to article 44 of the Brazilian Corporations Law and as provided in Section 2.4, have a cash amount calculated in accordance with Schedule 6.11 (“Excess Cash Amount”).

SECTION 7 TERMINATION

7.1	Events of Termination. This Merger Agreement may be terminated prior to the Closing upon the occurrence of any of the following events:

(i)	by mutual written consent of the Parties;

(ii)

by any of the Parties, upon written notice to the non-terminating Parties, if the Merger of Shares shall not have been consummated by 11:59 p.m. (São Paulo Time) on November 9, 2023 (the “End Date”); provided, however, that a Party shall not be permitted to terminate this Merger Agreement under this Section 7.1(ii) if the failure to consummate the Merger of Shares by the End Date is primarily attributable to a failure on the part of such Party to perform any covenant or obligation in this Merger Agreement required to be performed by such Party at or prior to the Closing Date;

(iii)

by any of the Parties, upon written notice to the non-terminating Parties, if a competent court or other Governmental Body shall have issued any final, non-appealable Order, or any Law shall have been approved and be in force, having the effect of prohibiting or otherwise preventing the consummation of the Merger of Shares or the Redemption;

(iv)

(a) by EFX Brasil and EFX if: (i) the Company EGM shall have been held and completed and the Company’s shareholders shall have taken a final vote on (i-a) the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation; (i-b) all the necessary documentation for the Merger of Shares, including the valuation report and Merger Protocol; and (i-c) the Merger of Shares; and (ii) the approval by the shareholders of the Company of any of the matters referred to in clause “(a)(i)” of this sentence shall not have been obtained; provided, however, that EFX and EFX Brasil shall not be permitted to terminate this Merger Agreement pursuant to this Section 7.1(iv)(a) if the failure to obtain such approval is primarily attributable to a failure on the part of EFX Brasil or EFX to perform any covenant or obligation in this Merger Agreement; and (b) by the Company if: (i) the EFX Brasil EGM shall have been held and completed and the EFX’s Brasil shareholder shall have taken a final vote on the matters that are the subject of the EFX Brasil Corporate Approval; and (ii) the EFX Brasil Corporate Approval shall not have been obtained; provided, however, that Company shall not be permitted to terminate this Merger Agreement pursuant to this Section 7.1(iv)(b) if the failure to obtain the EFX Brasil Corporate Approval is primarily attributable to a failure on the part of the Company to perform any covenant or obligation in this Merger Agreement;

(v)

by EFX or EFX Brasil if: (i) any of the Company Representations shall be inaccurate as of the date of this Merger Agreement or shall have become inaccurate as of a date subsequent to the date of this Merger Agreement (as if made on such subsequent date) such that any of the conditions set forth in Section 3.3(i) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Merger Agreement shall have been breached such that the condition set forth in Section 3.3(ii)

would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company Representations as of a date subsequent to the date of this Merger Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then neither EFX nor EFX Brasil may terminate this Merger Agreement under this Section 7.1(v) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that EFX or EFX Brasil gives the Company notice of such inaccuracy or breach; or

(vi)

by the Company if: (i) any of the EFX Brasil and EFX Representations shall be inaccurate as of the date of this Merger Agreement or shall have become inaccurate as of a date subsequent to the date of this Merger Agreement (as if made on such subsequent date) such that any of the conditions set forth in Section 3.2(i) would not be satisfied; or (ii) any of the covenants or obligations of EFX Brasil or EFX contained in this Merger Agreement shall have been breached such that the condition set forth in Section 3.2(ii) would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the EFX Brasil and EFX Representations as of a date subsequent to the date of this Merger Agreement or a breach of a covenant or obligation by EFX Brasil or EFX is curable by EFX Brasil or EFX prior to the End Date and EFX Brasil or EFX is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Merger Agreement under this Section 7.1(vi) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that the Company gives EFX Brasil and EFX notice of such inaccuracy or breach.

7.2

Effect of Termination. If this Merger Agreement is terminated under Section 7.1, it shall be of no further force or effect without any liability or obligation on the part of the Parties or any of their respective shareholders or Representatives; provided, however, that: (a) this Section 7.2, Section 7.3 and Section 8 shall survive termination and remain in full force and effect; and (b) the termination of this Merger Agreement shall not relieve any Party from any liability for fraud or any knowing and intentional breach of any covenant or obligation contained in this Merger Agreement. For purposes of this Merger Agreement, “knowing and intentional breach” shall mean a breach or failure to perform a covenant or obligation that is a consequence of an act intentionally undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a material breach of this Merger Agreement.

7.3	Termination Fees.

7.3.1

If this Merger Agreement is terminated: (i) pursuant to Section 7.1(ii) and the failure to consummate the Merger of Shares by the End Date was primarily attributable to a failure of a Party to perform any covenant or obligation in this Merger Agreement required to be performed at or prior to the Closing Date; (ii) pursuant to Section 7.1(v), except with respect to the breach of the representations contained in Section 5.1.12 (Litigation) in respect of new litigations that arise or relate to acts or facts occurring after the date hereof or Section 5.1.10 (No Material Adverse Change), in case of which the Termination Fee provided for in this Section will not be applicable; or (iii) pursuant to Section 7.1(vi), then, in the case of any of clauses “(i)” through “(iii)” of this sentence, the breaching Party shall pay to the non-breaching Party a non-refundable termination fee in the amount of two hundred million Brazilian reais (R$200,000,000.00) in cash (the “Termination Fee”).

7.3.2

If: (i) this Merger Agreement is terminated by EFX Brasil and EFX pursuant to Section 7.1(iv) or by any of the Parties pursuant to Section 7.1(ii) or 7.1(iii); (ii) at or prior to the time of such termination, an Acquisition Proposal or an Acquisition Inquiry shall have been made known to the Company or publicly disclosed, announced, commenced, submitted or made; and (iii) prior to the date of any such termination or within twelve (12) months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such

Acquisition Proposal or an Acquisition Inquiry) is executed, then, the Company shall pay to EFX Brasil and EFX a non-refundable termination fee in the amount of the Termination Fee in cash.

7.3.3

If this Merger Agreement is terminated by EFX Brasil, EFX or the Company pursuant to Section 7.1(ii), Section 7.1(iii) or Section 7.1(iv)(a) after: (i) the Board of Directors of the Company has withdrawn or changed its recommendation in favor of the approval of any of the matters contemplated by clause “(a)(i)” of Section 7.1(iv) or otherwise in respect of the Merger of Shares or the Redemption; and/or (ii) the Board of Directors of the Company has recommended (or caused or permitted the Company to sign an agreement providing for) an Acquisition Proposal or Acquisition Transaction, then the Company shall pay to EFX Brasil and EFX a non-refundable termination fee in the amount of the Termination Fee in cash; provided, however, that this Section 7.3.3 shall not apply if the Board of Directors has taken such actions set forth in clauses “(i),” or “(ii)” as a result of EFX having experienced a Fundamental Change, the occurrence of a Triggering Event or a Material Adverse Change in EFX’s business, financial condition or results of operations (it being understood that, for purposes of this clause, references to “the Company” and “the Acquired Companies” in the definition of “Material Adverse Change” shall be replaced with “EFX” and “EFX and its subsidiaries,” as the case may be) during the Pre-Closing Period.

7.3.4

If this Merger Agreement is terminated by EFX Brasil or EFX pursuant to Section 7.1(iv), the Company shall reimburse EFX and EFX Brasil for reasonable expenses (including reasonable fees of its counsel and financial adviser) incurred in connection with the Transaction not to exceed two million U.S. dollars (US$ 2,000,000.00); provided, however, that no reimbursement will be required pursuant to this Section 7.3.4 if the Merger of Shares does not occur because of a failure to obtain the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation.

7.3.5

The non-refundable termination fees provided in this Section 7.3 shall be paid within two Business Days after they shall become due and are compensatory and the Parties acknowledge that losses incurred by virtue of the termination of this Merger Agreement may not be subject to additional compensation pursuant to remedies provided under this Merger Agreement or applicable Law; provided, however, that such termination fees are non-compensatory and the Parties may be entitled to additional compensation in the event of a breach of this Agreement.

SECTION 8 MISCELLANEOUS

8.1

Notices. All notices, demands and other communications under this Merger Agreement shall be in writing and shall be deemed given: (a) when delivered personally by hand (with written confirmation of receipt); (b) when sent by electronic mail (provided that no “error” message or other notification of non-delivery is generated); or (c) two Business Days following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this provision):

if to the Company:

Boa Vista Serviços S.A.

Av. Tamboré, 267, 11th to 15th floors

Barueri – SP, 06460000

Attn: Glauco Alves Costa da Silva

Email: glauco.alves@boavistascpc.com.br

if to the EFX Brasil:

Equifax do Brasil S.A.

1550 Peachtree Street NE

Atlanta, GA 30309

Attn: J. Kelley, General Counsel

Email: j.kelley@equifax.com

With a copy to: Sunil Bindal, sunil.bindal@equifax.com

if to EFX:

Equifax Inc.

1550 Peachtree Street NE

Atlanta, GA 30309

Attn: J. Kelley, General Counsel

Email: j.kelley@equifax.com

With a copy to: Sunil Bindal, sunil.bindal@equifax.com

8.2

Severability. Any term or provision of this Merger Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Merger Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.3

No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements contained in this Merger Agreement or in any certificate delivered pursuant hereto shall survive Closing.

8.4

Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Exhibit 5.1, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section in Exhibit 5.1, and any other representation or warranty or provision under this Merger Agreement, where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty or provision under this Merger Agreement.

8.5

Entire Agreement. This Merger Agreement and any other documents referred to herein or delivered by the Parties in connection herewith constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between or among the Parties with respect thereto. No addition to or modification of any provision of this Merger Agreement shall be binding upon any Party unless made in writing and signed by all Parties.

8.6

Assignment; Binding Effect. This Merger Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors; provided, however, that neither this Merger Agreement nor any of the Parties respective rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, without the prior written consent of the other Party, and any attempted assignment or delegation of this Merger Agreement or any of such rights, interests or obligations without the prior written consent of the other Party shall be void and of no effect. This Merger Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties hereto and their respective successors or to otherwise create any Third Party beneficiary hereto.

8.7

Further Assurances. From time to time and without additional consideration, the Parties shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as may be necessary to consummate the Transaction.

8.8

Remedies; Specific Performance. The Company, EFX Brasil and EFX acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Merger Agreement required to be performed by any of the Parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any Party (herein defined as either an affirmative statement by a Party indicative of non-performance or whenever circumstances indicate that a breach is imminent) of any covenant or obligation contained in this Merger Agreement, any non-breaching Party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching Party may be entitled at law or in equity): (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the Parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. If, prior to the End Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by: (i) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Legal Proceeding, as the case may be.

8.9

Governing Law. This Merger Agreement shall be governed by and construed in accordance with the Laws of the Federative Republic of Brazil (without regards to the principles of conflicts of law of Brazil).

8.10

Jurisdiction. Any and all disputes, controversies, or claims arising out of or in connection with this Merger Agreement, its Exhibits or Schedules, including any question regarding existence, validity, enforceability, formation, interpretation, performance and/or termination (“Dispute”), shall be resolved by arbitration, administered by the CAM-B3 – Câmara de Arbitragem do Mercado (“Arbitration Chamber”), in accordance with the rules of the Arbitration Chamber (“Rules”), the Brazilian Arbitration Law (Law 9,307/1996) and the provisions below:

8.10.1

The arbitral tribunal shall be composed of three arbitrators (“Arbitral Tribunal”), one to be appointed by claimants, one to be appointed by respondents, and one to be jointly appointed by the two arbitrators appointed by the parties to the arbitration. If the parties to the arbitration fail to appoint an arbitrator, or if the two arbitrators appointed by the parties to the arbitration fail to agree on the appointment of the third arbitrator within the time limits established by the Arbitration Chamber, the missing appointments shall be made by the President of the Arbitration Chamber, as per the Rules.

8.10.2

The seat or arbitration shall be the city of São Paulo, State of São Paulo, Brazil, where the award shall be rendered. The language of the arbitration shall be Portuguese, provided that any documents may be produced in English and witnesses can testify in both languages. The acts of the arbitration can occur at a place different from the seat of the arbitration, at the discretion of the Arbitral Tribunal.

8.10.3

The arbitration proceedings shall be confidential. The Parties undertake not to disclose and not to allow disclosure of any information that comes to their knowledge by virtue of their participation in the arbitration proceedings, as well as of documents submitted during the course of the proceedings which are not in the public domain, including any evidence, decisions and other materials produced throughout the course of the arbitration, unless and to the extent that (a) the duty to disclose such information arises by Law; (b) disclosure of such information is required by a Governmental Body or ordered by a State Court of Law; or (c) such information becomes public by any other means not related to disclosure by the Parties or their Affiliates. Any and all controversies regarding this confidentiality clause shall be settled by the Arbitral Tribunal in a final and binding manner. The parties to the arbitration also recognize that the obligation of confidentiality provided herein also serves the purpose of article 189, IV, of the Brazilian Civil Procedure Code.

8.10.4

The arbitration shall be processed and decided according to the applicable Laws of the Federative Republic of Brazil, without regards to the principles of conflicts of law of Brazil. The Arbitral Tribunal may not resolve the dispute as amiable compositeur (ex aequo et bono).

8.10.5

Before the constitution of the Arbitral Tribunal, the interested party may request provisional and/or urgent measures to the courts, pursuant to Section 8.10.6. After its constitution, all provisional and/or urgent measures shall be requested directly to the Arbitral Tribunal, and the Arbitral Tribunal may uphold, modify and/or revoke the order previously requested to the courts.

8.10.6

The arbitration award will be final and binding for the Parties and their successors and the Parties waive any right of appeal. Notwithstanding the foregoing, each Party reserves the right to resort to the judicial courts in order to: (i) enforce arbitration in accordance with article 7 of Law 9,307/1996; (ii) obtain injunctive relief for the protection or conservation of rights prior to the constitution of an Arbitral Tribunal, provided that any such measures may be reviewed by the Arbitral Tribunal once it is constituted, in accordance with articles 22-A and 22-B of Law 9.307/1996; (iii) file suit to anticipate the production of evidence, as provided under articles 381 through 383 of Law 13,105/2015; (iv) enforce any decision taken by the Arbitral Tribunal, including the arbitration award; and (v) seek enforcement of any remedies provided under Law 9,307/1996, including the annulment of the arbitration award, as permitted under article 33 of Law 9,307/1996. The Parties elect the District Court of the city of São Paulo, State of São Paulo, with the exception of any other, however privileged it may be, as the judicial court competent to handle the measures set forth under this Section8.10.6. Requesting any judicial measure available under the Brazilian Arbitration Law shall not be construed as a waiver of the rights under this arbitration clause or a waiver of arbitration as the sole dispute resolution mechanism.

8.10.7

All costs, expenses and fees incurred in the arbitration shall be equally divided between the Parties until the final award is rendered by the Arbitral Tribunal. The award will define which Party shall bear, or in what proportion each Party shall bear, the arbitration costs, including (a) fees and any other amount due, paid or reimbursed to the Arbitration Chamber; (b) fees and any other amount due, paid or reimbursed to the arbitrators; (c) fees and any other amount due, paid or reimbursed to experts, translators, interpreters, stenographers and other assistants eventually appointed by the Arbitration Chamber or the Arbitral Tribunal; (d) attorneys’ contractual fees incurred by the Parties as a result of their representation in the arbitration; (e) fees incurred by the Parties with technical assistants, experts and other expenses necessary for their representation; and (f) fines and/or compensation for any bad faith litigation. The Arbitral Tribunal shall not have jurisdiction to impose additional attorney’s fees to the Party fully or partially defeated in its claims (honorários de sucumbência).

8.10.8	For the avoidance of any doubt, the Parties are bound to this Article 8.10 and accept arbitration as the sole dispute resolution mechanism.

8.11

Expenses. Except as otherwise provided under this Merger Agreement, all fees and expenses incurred in connection with this Merger Agreement or the Transaction shall be paid by the Party incurring such fees and expenses, whether or not the Transaction is consummated.

8.12

Counterparts. This Merger Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.13

Captions. The captions contained in this Merger Agreement are for convenience of reference only, shall not be deemed to be a part of this Merger Agreement and shall not be referred to in connection with the construction or interpretation of this Merger Agreement.

8.14

Attorneys’ Fees. If any legal action or other Legal Proceeding relating to this Merger Agreement or the enforcement of any provision of this Merger Agreement is brought against a Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled), as determined by a decision in any such legal action or Legal Proceeding.

8.15

Waiver. No failure of a Party to exercise any power, right, privilege or remedy under this Merger Agreement, and no delay of a Party in exercising any power, right, privilege or remedy under this Merger Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A Party shall not be deemed to have waived any claim available to it arising out of this Merger Agreement, or any power, right, privilege or remedy under this Merger Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the waiving Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Remainder of page intentionally left blank]

The Company, EFX Brasil and EFX have caused this Merger Agreement to be executed as of the date first written above

BOA VISTA SERVIÇOS S.A.

By:
Title:

EQUIFAX DO BRASIL S.A.

By:	Sunil Bindal
Title:	Authorized Signatory

By:	Stephen Chang
Title:	Authorized Signatory

EQUIFAX INC.

By:	Sunil Bindal
Title:	Executive Vice President, Chief Corporate Development Officer

Witnesses:

1.
By:	Jakeline Afonso Chagas
Title:	Corporate Counsel, M&A
ID:	49.057.787-8

2.
By:
Title:
ID:

SIGNATURE PAGE OF MERGER AGREEMENT

The Company, EFX Brasil and EFX have caused this Merger Agreement to be executed as of the date first written above.

BOA VISTA SERVICOS S.A.

By:	Dirceu Jodas Gardel Filho	By:	Ronaldo Dos Santos Sachetto
Title:	Director Presidente	Title:	Director De Dados

EQUIFAX DO BRASIL S.A.

By:
Title:

EQUIFAX INC.

By:
Title:

Witnesses:

1.

By:
Title:

2.

By:	Vania Yocida Petrone
Title:

EXHIBIT 1.1 – DEFINITIONS

For the purposes of this Merger Agreement (including this Exhibit 1.1):

“Acquired Companies” means, collectively, the Company and any of the Company’s Subsidiaries.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by EFX Brasil and EFX) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any expression of interest, proposal or offer relating to a possible Acquisition Transaction.

“Acquisition Transaction” means any transaction directly or indirectly involving any of the following (other than involving EFX Brasil or EFX): (a) the sale, transfer or other disposition (or acquisition) of any Company Shares (whether by share issuance, merger, tender offer, exchange offer, business combination or otherwise); (b) any sale of all or a material part of the assets of the Company; or (c) any transaction that would reasonably be expected to have an adverse effect in any material respect on the Merger of Shares or the Redemption.

“Additional Call Option Exercise Periods” has the meaning assigned to such term in Section 2.1 of Schedule 2.4(iii).

“Additional Put Option Exercise Periods” has the meaning assigned to such term in Section 1.1 of Schedule 2.4(iii).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition and the Merger Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person under Article 116 of Brazilian Corporations Law.

“Approved Business Plan” has the meaning assigned to such term in Section 6.8.1.

“Arbitration Chamber” has the meaning assigned to such term in Section 8.10.

“Arbitral Tribunal” has the meaning assigned to such term in Section 8.10.1.

“B3” has the meaning assigned to such term in the Recitals.

“BDR Program” has the meaning assigned to such term in Section 6.2.

“Brazilian Anti-Corruption Law” has the meaning assigned to such term in item 5.1.20 of Exhibit 5.1.

“Brazilian Corporations Law” means Law n. 6,404/1976, as amended.

“Brazilian GAAP” means generally accepted accounting principles in Brazil.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in São Paulo – SP, Brazil or Atlanta, GA, United States of America are authorized or obligated by law or executive order to close.

“Call Dissenting Shareholders” has the meaning assigned to such term in Section 2.4 of Schedule 2.4(iii).

“Call Option” has the meaning assigned to such term in Section 2 of Schedule 2.4(iii).

“Call Option Exercise Notice” has the meaning assigned to such term in Section 2.1 of Schedule 2.4(iii).

“Call Option Exercise Periods” has the meaning assigned to such term in Section 2.1 of Schedule 2.4(iii).

“Call Option First Valuation” has the meaning assigned to such term in Section 2.1 of Schedule 2.4(iii).

“Call Option Price” has the meaning assigned to such term in Section 2 of Schedule 2.4(iii).

“Call Option Second Valuation” has the meaning assigned to such term in Section 2.4 of Schedule 2.4(iii).

“Call Option Third Valuation” has the meaning assigned to such term in Section 2.6 of Schedule 2.4(iii).

“Call Representative” has the meaning assigned to such term in Section 2.4 of Schedule 2.4(iii).

“Closing” has the meaning assigned to such term in Section 4.1.

“Closing Date” has the meaning assigned to such term in Section 4.1.

“CNPJ/ME” has the meaning assigned to such term in the Preamble.

“Company” has the meaning assigned to such term in the Preamble.

“Company CVM Reports” has the meaning assigned to such term in item 5.1.8 of Exhibit 5.1.

“Company EGM” has the meaning assigned to such term in Section 6.4.

“Company Financial Statements” has the meaning assigned to such term in item 5.1.7 of Exhibit 5.1.

“Company Reference Form” has the meaning assigned to such term in item 5.1.8 of Exhibit 5.1.

“Company Representations” has the meaning assigned to such term in Section 5.1.

“Company Shares” has the meaning assigned to such term in the Recitals.

“Company’s Subsidiaries” has the meaning assigned to it in item 5.1.2 of Exhibit 5.1.

“Conditions Precedent” has the meaning assigned to such term in Section 3.3.

“Conditions Precedent of EFX and EFX Brasil” has the meaning assigned to such term in Section 3.3.

“Conditions Precedent of the Company” has the meaning assigned to such term in Section 3.2.

“Conditions Precedent of the Parties” has the meaning assigned to such term in Section 3.1.

“Conditions Precedent to the Put” has the meaning assigned to such term in Section 1.2 of Schedule 2.4(iii).

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature, whether express or implied.

“Cumulative Expected Post-Signing Litigation Loss” means: (a) zero, if the aggregate Expected Post-Signing Litigation Loss is R$30,000,000 or less; and (b) the entire aggregate amount of the Expected Post-Signing Litigation Loss if the Expected Post-Signing Litigation Loss exceeds R$30,000,000.

“CVM” has the meaning assigned to such term in Section 3.1(iii).

“Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and has been delivered by the Company to EFX Brasil and EFX on the date of this Merger Agreement.

“Dispute” has the meaning assigned to such term in Section 8.10.

“EFX” has the meaning assigned to such term in the Preamble.

“EFX BDR” means a Sponsored Level I Brazilian Depositary Receipt admitted for trading on B3, with each EFX BDR representing one (1) EFX Common Share.

“EFX Brasil” has the meaning assigned to such term in the Preamble.

“EFX Brasil and EFX Representations” has the meaning assigned to such term in Section 5.2.

“EFX Brasil Common Shares” means the voting common shares of the same type and class, and affording the same rights, as the common shares of EFX Brasil held by EFX, and pursuant to which EFX exercises control over EFX Brasil.

“EFX Brasil Corporate Approval” has the meaning assigned to such term in Section 6.4.

“EFX Brasil EGM” has the meaning assigned to such term in Section 6.4.

“EFX Brasil Exchange Ratio” means the quotient obtained by dividing: (a) the number determined by the following equation: (A/B) * C, where A, B and C have the meaning set forth below; by (b) the lower of: (i) the number of Company Shares outstanding immediately prior to the Closing that elect to receive Class C EFX Brasil Redeemable Shares in the Transaction; and (ii) the number equal to 30% of the number of Company Shares outstanding immediately prior to the Closing.

A =	the number of shares of EFX Brasil Common Shares owned by EFX and its Affiliates immediately prior to the Closing

B =	1 minus C

C =

the product of: (i) the percentage (expressed as a decimal) of Company Shares outstanding immediately prior to the Closing that elect to receive Class C EFX Brasil Redeemable Shares in the Transaction; and (ii) 0.66625, with such product never exceeding 0.20 (i.e., if the product as normally calculated would exceed 0.20, then, for purposes of determining the EFX Brasil Exchange Ratio, it shall be deemed to be 0.20)

“EFX Brasil Parent” has the meaning assigned to such term in Section 1 of Schedule 2.4(iii).

“EFX Brasil Redeemable Shares” has the meaning assigned to such term in the Recitals.

“EFX Brasil Share Cap” means a number of EFX Brasil Common Shares equal to 20% of the total number of EFX Brasil Common Shares that would be outstanding immediately after the consummation of the Transaction assuming that shareholders of the Company elect the maximum number of EFX Brasil Common Shares available.

“EFX Class B Exchange Ratio” means 0.0008.

“EFX Class C-1 Exchange Ratio” means 0.0027.

“EFX Class C-2 Exchange Ratio” means 0.0081.

“EFX Common Share” means one share of EFX common stock, $1.25 par value per share, traded on the New York Stock Exchange, with the same rights, terms and conditions as, and otherwise identical to, the current issued and outstanding common shares of EFX.

“EFX SEC Reports” has the meaning assigned to such term in item 5.2.7 of Exhibit 5.2.

“Election Period” means the period during which holders of Company Shares may elect whether to receive Class A EFX Brasil Redeemable Shares, Class B EFX Brasil Redeemable Shares or Class C EFX Brasil Redeemable Shares in exchange for their Company Shares.

“End Date” has the meaning assigned to such term in Section 7.1(ii).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Excess Cash Amount” has the meaning assigned to such term in Section 6.11.

“Expected Post-Signing Litigation Loss” has the meaning assigned to such term in Section 3.1(i).

“Expert” means any independent auditors firm among PriceWaterhouseCoopers, Ernst & Young, Deloitte Touche Tohmatsu, and KPMG, or such other reputable institution selected by EFX Brasil and reasonably accepted by relevant holder of EFX Brasil Common Shares.

“Fair Market Value” of any equity interest or asset referred to under this Merger Agreement means the price at which a willing seller, under no compulsion to sell, would sell, and a willing buyer, under no compulsion to buy, would buy such equity interest or asset, without taking into account any control premium and which price is based upon the approved long-term financial plan of the Company in effect at the time.

“FCPA” has the meaning assigned to such term in item 5.1.1 of Exhibit 5.1.

“Final Call Option Exercise Period” has the meaning assigned to such term in Section 2.1 of Schedule 2.4(iii).

“First Call Option Exercise Period” has the meaning assigned to such term in Section 2.1 of Schedule 2.4(iii).

“First Put Option Exercise Period” has the meaning assigned to such term in Section 1.1 of Schedule 2.4(iii).

“First Valuation” has the meaning assigned to such term in Section 1.4 of Schedule 2.4(iii).

“Form S-4” has the meaning assigned to such term in Section 6.1.

“Fundamental Change” has the meaning assigned to such term in Section 3.2(vii).

“Governmental Body” means: (a) any multinational or supranational body exercising legislative, judicial or regulatory powers; (b) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) any federal, state, provincial, local, municipal, foreign or other government; (d) any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) any quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions, including, for the avoidance of doubt, CVM and B3.

“IPCA” means the Indice Nacional de Preços ao Consumidor – Amplo, calculated and published by Instituto Brasileiro de Geografia e Estatística.

“IFRS Standards” means the international financial reporting standards issued by the International Accounting Standard Board (IFRS).

“Intellectual Property” means any or all of the following: (a) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, methods, processes, recipes, know-how, technology, materials, chemistries, technical data and customer lists, and all documentation relating to any of the foregoing; (b) business, technical and know-how information, non-public information, confidential information, databases and data collections and all rights therein; (c) works of authorship (including Software (whether in source code, object code, firmware or other form)), interfaces, integrated circuits, photomasks, architectures, designs, diagrams, architecture, documentation, files, layouts, records, schematics, specifications, verilog files, netlists, emulation and simulation reports, IP cores, gate arrays, test vectors and hardware development tools; (d) URLs and websites; (e) logos and marks (including brand names, product names, and slogans); and (f) any other form of technology, whether or not embodied in any tangible medium.

“Intellectual Property Rights” means any or all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof; (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (c) rights in industrial designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), domains names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (e) rights in trade secrets, business, technical and know-how information, non-public information, and confidential information, including all software source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; and (f) any other proprietary rights in Intellectual Property or similar or equivalent rights to any of the foregoing.

“IT Assets” has the meaning assigned to such term in item 5.18(v) of Exhibit 5.1.

“Knowledge” means, with respect to an Entity, the actual knowledge of a fact or a matter by any of the members of its board of directors, or the individuals listed on Schedule 1.1 in respect to their respective practice areas, as informed in such Schedule.

“Law” means any federal, state or municipal law, constitution, code, order, injunction, judgment, ruling, ordinance, provisional measure, rule, regulation or decree enacted, adopted, promulgated or deemed applicable by a Governmental Body, as amended unless expressly specified otherwise.

“Legal Proceeding” means any action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative or appellate proceeding), and any hearing, claim, inquiry, audit, examination, investigation or investigative proceeding, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Licensed Intellectual Property” means any Intellectual Property used or held for use by the Company and any Acquired Company pursuant to a valid written agreement, excluding Owned Intellectual Property.

“Licenses, Registrations and Authorizations” has the meaning assigned to such term in item 5.1.17 of Exhibit 5.1.

“Liens” means liens, security interests, charges, pledges, mortgages, encroachments, covenants, claims, restrictions or encumbrances.

“Material Adverse Change” means any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events and circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on: (a) the business, financial condition or results of operations of the Acquired Companies taken as a whole; or (b) the ability of the Company to timely consummate the Merger of Shares; provided, however, that, with respect to clause “(a)” above, a change occurring after the date of the Merger Agreement shall not be deemed to constitute a Material Adverse Change if such change results from: (i) adverse economic conditions in the Brazil or in other locations in which the Company and the Acquired Companies have material operations, except to the extent such economic conditions have a disproportionate effect on the Company or any of the Acquired Companies as compared to other companies in their industry; (ii) adverse economic conditions that generally affect the industry of the Company and the Acquired Companies or global economic or business conditions, including any conditions generally affecting financial, credit, foreign exchange or capital markets, except to the extent such economic conditions have a disproportionate effect on the Company or any of the Acquired Companies as compared to other companies in their industry; (iii) changes after the date of the Merger Agreement in applicable Law or changes after the date of the Merger Agreement in Brazilian GAAP, IFRS Standards or other accounting standards (or the interpretation thereof), except in each case to the extent such changes have a disproportionate effect on the Company or any of the Acquired Companies as compared to other companies in their industry; (iv) acts of God, natural disasters, weather conditions, epidemics, pandemics, or the worsening of any of the foregoing, or other calamities occurring after the date of the Merger Agreement, except in each case to the extent such events or conditions have a disproportionate effect on the Company or any of the Acquired Companies as compared to any of the other companies in their industry; and (v) the announcement, implementation or completion of the Transaction.

“Material Contract” means each of the following types of Contracts entered by the Company or any of the Acquired Companies:

(i)	Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on assets of the Company or any of the Acquired Companies;

(ii)	Contract providing guaranty of any obligation;

(iii)

Contract under which the Company or any of the Acquired Companies is the lessee of, or holds or operates any personal property owned by any other party, for which the annual rent exceeds two hundred fifty thousand Brazilian reais (R$250,000);

(iv)

Contract or group of related Contracts with the same party for the purchase of products or services that provide for annual payments by the Company and the Acquired Companies in the aggregate in excess of five million Brazilian reais (R$5,000,000) per year;

(v)	Contract with a customer that provides annual revenue to the Company or any of the Acquired Companies in excess of ten million Brazilian reais (R$10,000,000);

(vi)

Contract relating to any proposed or completed acquisition regarding any capital stock or business of any other Person or disposition of the capital stock or ownership interests of the Company or any of the Acquired Companies or all or substantially all of the assets of the Company or any of the Acquired Companies (other than any letter of intent, letter of interest, term sheet or similar agreement for completed acquisitions);

(vii)

Contract, including any license, subscription or royalty agreement, relating to the use of any Licensed Intellectual Property with annual payments in excess of two hundred fifty thousand Brazilian reais (R$250,000);

(viii)

Contract imposing any material restriction on the right or ability of the Company or any of the Acquired Companies: (a) to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area; (b) to acquire any material product or other asset or any service from any other Person, sell any product or other asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person; or (c) to develop, sell, supply, license, distribute, offer, support or service any product or any Intellectual Property or other asset to or for any other Person;

(ix)

Contract that: (a) grants material and exclusive rights to license, market, sell or deliver any product of the Company or the Acquired Companies; (b) contains any “most favored nation” or similar provision in favor of the other party; or (c) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any material asset owned by the Company or the Acquired Companies;

(x)	Contract with any Governmental Body;

(xi)	Contract providing for an ongoing retention or severance obligation the Company or any of the Acquired Companies with annual payments in excess of two hundred fifty Brazilian reais (R$250,000); and

(xii)	Contract with any Related Parties.

“Merger Agreement” has the meaning assigned to such term in the Preamble.

“Merger of Shares” has the meaning assigned to such term in the Recitals.

“Merger Protocol” has the meaning assigned to such term in Section 6.3.

“Minimum Ownership” has the meaning assigned to such term in Section 1.1.3 of Schedule 2.4(iii).

“Mutual Confidentiality Agreement” means that certain mutual confidentiality agreement among EFX, EFX Brasil and the Company dated as of December 19, 2022.

“Novo Mercado” has the meaning assigned to such term in the Recitals.

“NYSE” has the meaning assigned to such term in the Recitals.

“Order” means any settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any Governmental Body.

“Owned Intellectual Property” means all Intellectual Property owned by or purportedly owned by the Company and any Acquired Company.

“Party(ies)” has the meaning assigned to such term in the Preamble.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” means the period between the date of this Merger Agreement and the earlier of the Closing or the termination of this Merger Agreement.

“Put Dissenting Shareholders” has the meaning assigned to such term in Section 1.7 of Schedule 2.4(iii).

“Put Option” has the meaning assigned to such term in Section 1 of Schedule 2.4(iii).

“Put Option Exercise Notice” has the meaning assigned to such term in Section 1.1 of Schedule 2.4(iii).

“Put Option Exercise Periods” has the meaning assigned to such term in Section 1.1 of Schedule 2.4(iii).

“Put Option Price” has the meaning assigned to such term in Section 1 of Schedule 2.4(iii).

“Put Participating Shareholder” has the meaning assigned to such term in Section 1.1 of Schedule 2.4(iii).

“Put Representative” has the meaning assigned to such term in Section 1.7 of Schedule 2.4(iii).

“Redemption” has the meaning assigned to such term in Section 2.1.

“Related Party” means, with respect to any Person: (i) a spouse, parent, grandparent, descendant, ascendant, director, officer, manager, or employee or sibling of such Person; (ii) any other Person which: (a) holds, directly or indirectly, equity interest in the first Person, and/or (b) has, directly or indirectly, the right to appoint or remove the board of directors or officers of the first Person, and/or (c) shares, directly or indirectly, the profits or losses of the first Person.

“Remaining Company Shares” has the meaning assigned to such term in Section 2.4.

“Representative” means, with respect to a Person: (i) a subsidiary or other Affiliate of such Person; or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Person or of any of such Person subsidiaries or other Affiliates.

“Rules” has the meaning assigned to such term in Section 8.10.

“SEC” has the meaning assigned to such term in Section 6.1.

“Second Put Option Exercise Period” has the meaning assigned to such term in Section 1.1 of Schedule 2.4(iii).

“Second Valuation” has the meaning assigned to such term in Section 1.7 of Schedule 2.4(iii).

“Specified Shareholder” has the meaning assigned to such term in Section 1.1 of Schedule 2.4(iii).

“Stock Options” means all options to purchase Company Shares outstanding at any time during the Pre-Closing Period.

“Tax” means any federal, state, municipal, or foreign income, business capital, documentary, employment, excise, franchise, gains, gross income, import, payroll, profits, transfer, property, registration, sales, social security, stamp, transfer, use, value added, or withholding taxes, charges, rates, custom, duty, license, levy, contributions or other assessment, charge, or fee by any Governmental Body in the nature of a tax, including withholding at source, withholding on payroll, labor and social security contributions, any liability for Taxes of any Person as provided under applicable Law, as a transferee or successor, by Contract or otherwise; and any interest, penalties, monetary adjustments, estimated tax, additions and fines with respect to the foregoing.

“Third Party” means any Person other than the Parties.

“Third Put Option Exercise Period” has the meaning assigned to such term in Section 1.1 of Schedule 2.4(iii).

“Third Valuation” has the meaning assigned to such term in Section 1.9 of Schedule 2.4(iii).

“Transaction” has the meaning assigned to such term in Section 2.1.

“Triggering Event” has the meaning assigned to such term in Section 1.1 of Schedule 2.4(iii).

“Triggering Event Put Option Exercise Period” has the meaning assigned to such term in Section 1.1 of Schedule 2.4(iii).

“US GAAP” means generally accepted accounting principles in the United States of America.

SCHEDULE 2.3 – ADJUSTMENTS

(A + B)/C, where

A =	the amount of dividends, return of capital, interest on capital and other distributions referred to in Section 2.3 during the Pre-Closing Period

B =	the Cumulative Expected Post-Signing Litigation Loss

C =	the fully diluted number of Company Shares outstanding immediately prior to the Closing

SCHEDULE 2.4(iii)

RIGHTS AND OBLIGATIONS OF SHAREHOLDERS OF EFX BRASIL

EFX Brasil – Pre-Acquisition Rights/Obligations

The bylaws (or another appropriate document of EFX Brasil) will contain provisions giving EFX all rights and obligations with respect to the assets (other than the cash equal to the Excess Cash Amount) and liabilities of EFX Brasil that existed prior to the Closing (including an obligation of EFX to indemnify the minority shareholders of EFX Brasil for losses incurred by EFX Brasil as a result of contingent liabilities of EFX Brasil or its Affiliates that existed prior to the Closing and any other contingent liability of EFX Brasil that may arise in connection with any internal reorganization of EFX Brasil in connection with the Transaction, it being understood that, for the avoidance of doubt, excluding liabilities of the Company that existing prior to the Closing).

Board of Directors

EFX Brasil will have a Board of Directors comprised of five individuals, one of whom shall be appointed by a majority vote of the minority shareholders for so long as at least one minority shareholder maintains a Minimum Ownership (as defined below). Board meetings will be held in English, unless otherwise agreed by EFX. Board meetings will be held at locations determined by EFX in its sole discretion. EFX will cover all reasonable travel expenses incurred by the directors in connection with attending such board meetings. In any case, remote access will be provided to enable board members to participate remotely in any such meetings.

All board members shall have equal voting rights. All board decisions shall be made by a simple majority unless otherwise required by law, except for matters that require the affirmative vote of the minority shareholders, in which case the affirmative vote of its representative on the Board of Directors shall be required.

Advisory Board

EFX Brasil will establish an Advisory Board to provide strategic input to the Board of Directors. The Advisory Board will be comprised of up to five individuals appointed by a majority vote of the minority shareholders and one or more individuals appointed by EFX. Advisory Board meetings will be held four times per year at locations determined by EFX in its sole discretion; however, it is anticipated that three of these meetings will be held in Sao Paulo and one will be held in Atlanta, Georgia. EFX will cover all reasonable travel expenses incurred by Advisory Board members in connection with attending such meetings. The Advisory Board will be dissolved if at any time no minority shareholder holds a Minimum Ownership.

Officers

The Board of Directors will consult with minority shareholders who hold a Minimum Ownership before appointing any officer of EFX Brasil, and will consider in good faith (but in no way be bound by) any reasonable views that may be presented by such minority shareholders.

Dividend Policy

Minimum of 25% of the distributable annual adjusted net profits, payable pro rata to its shareholders in accordance with their respective participation in the capital stock of EFX Brasil at the time dividends are declared; provided, however, that: (i) the Board of Directors of EFX Brasil may, to the extent required to finance investments or other expenditure provided in the business plan of EFX Brasil (as amended) or as otherwise decided by the Board, determine in respect of any particular period, that less than the minimum (including no) dividends will be paid; (ii) to the extent required by law, any such determination would be subject to the approval of the shareholders of EFX Brasil; and (iii) in the event shareholder approval is sought for any determination in respect of dividends, all shareholders must vote all of their shares in the same manner as the majority shareholder of EFX Brasil votes on such matter.

Related Party Transactions

All related party transactions of EFX Brasil or BVS will be on an arms’ length basis as provided in article 245 of the Brazilian Corporation Law.

Shareholder Voting Rights

All shareholder votes shall be decided by a simple majority.

For so long as any minority shareholder of EFX Brasil maintains a Minimum Ownership, the following matters shall require the affirmative vote of a majority of shares held by minority shareholders in addition to approval by a simple majority:

(i)	material changes to corporate purposes of EFX Brasil or the Company;

(ii)	repurchase or redemption of shares issued by EFX Brasil and held by EFX or an Affiliate thereof;

(iii)	change of the dividend policy of EFX Brasil;

(iv)

approval of any equity compensation plan of the Company or EFX Brasil (in each case, to the extent it represents a dilution of more than 3% of the total issued and outstanding capital of the Company or EFX Brasil, as the case may be);

(v)	liquidation, dissolution or filing for restructuring or bankruptcy of EFX Brasil or the Company (other than the liquidation or other succession of the Company or its business into EFX Brasil);

(vi)	approval of the valuation of in kind contributions to the capital stock of EFX Brasil or the Company by EFX or an Affiliate thereof; and

(vii)	amendments to the bylaws of EFX Brasil that result in a material, negative and disproportionate impact on the rights of the minority shareholders.

Share Transfer Restrictions

Shares held by the minority shareholders shall be subject to a lockup (non-transferable without the prior written consent of EFX, except pursuant to the put and call rights described below) until the later of 12 years from the Closing or until no shareholder (other than EFX or an Affiliate of EFX) continues to hold the Minimum Ownership. During the lockup, minority shareholders shall also not pledge or encumber the shares in any way or transfer or grant any rights associated with the shares to any third party. Notwithstanding the foregoing, such restriction shall not apply to purchase and sale of shares of EFX Brasil among minority shareholders.

Drag-Along and Tag-Along Rights

In the event of a sale of a majority of the shares of EFX Brasil to a bona fide unaffiliated third party, EFX Brasil Parent (as defined below) shall have drag-along rights allowing EFX Brasil Parent to force all minority shareholders to sell their shares on a pro rata basis, up to all of such shares held by minority shareholders (and each of the minority shareholders shall have the right to force EFX Brasil Parent to drag all of the shares held by minority shareholders), at the same price and on the same terms and conditions as agreed by EFX Brasil Parent; provided, however, that: (a) the minority shareholders shall not be required to provide representations other than fundamental representations with respect to itself, nor assume any indemnification obligations with respect to EFX Brasil, the Company or their businesses nor be subject to any hold-backs, escrow or other similar arrangements to secure such indemnification obligations; and (b) if the consideration offered by the buyer is anything other than cash or cash equivalents, at the request of the relevant minority shareholder, EFX Brasil Parent shall ensure that the minority shareholder receives cash or cash equivalents equal in value to the consideration offered by the buyer. If, within 60 days following the closing of the drag-along sale, the minority shareholders (by majority vote) conclude that the price received in such drag-along sale was less than fair market value and provides written notice of the same to EFX Brasil Parent, such minority shareholders will be entitled to challenge such price received and, if it is determined that such price was less than Fair Market Value, will be entitled to receive from EFX Brasil Parent the difference between the amount paid in the transaction and such Fair Market Value.

The minority shareholders shall have tag-along rights allowing them to participate on a pro rata basis (or, at the discretion of the minority shareholders, in respect of all shares held by them) in any sale of a majority of the shares of EFX Brasil by EFX Brasil Parent to a third party.

In any event, unless all of the shares of EFX Brasil are sold, the sale by EFX Brasil Parent of shares of EFX Brasil to any third party, including pursuant to a corporate restructuring, shall not affect the rights of the minority shareholders provided in the bylaws.

Preemptive Rights

All shareholders will be granted pre-emptive rights allowing them the right to buy a pro rata portion (based on their ownership interest) of any future stock issuances of EFX Brasil, subject to customary exceptions.

Put and Call Rights

1.

Put Option. Each shareholder of the Company receiving EFX Brasil Common Shares pursuant to Section 2.4(iii) (a “Specified Shareholder”) shall have the right to sell its EFX Brasil Common Shares, free and clear of any Liens, to an Affiliate of EFX that is an owner of shares of EFX Brasil (the “EFX Brasil Parent”), during the Put Option Exercise Periods (“Put Option”), for a price per EFX Brasil Common Share equal to the Fair Market Value of a EFX Brasil Common Share (“Put Option Price”) (it being understood that EFX shall guarantee the payment obligation of EFX Brasil Parent hereunder).

1.1

At any time: (i) commencing at 00:01 a.m. (São Paulo Time) on the fifth (5th) anniversary of the Closing Date and ending at 11:59 p.m. (São Paulo Time) on the thirtieth (30th) day thereafter (“First Put Option Exercise Period”); (ii) commencing at 00:01 a.m. (São Paulo Time) on the seventh (7th) anniversary of the Closing Date and ending at 11:59 p.m. (São Paulo Time) on the thirtieth (30th) day thereafter (“Second Put Option Exercise Period”); (iii) commencing at 00:01 a.m. (São Paulo Time) on the tenth (10th) anniversary of the Closing Date and ending at 11:59 p.m. (São Paulo Time) on the thirtieth (30th) day thereafter (“Third Put Option Exercise Period”); (iv) commencing at 00:01 a.m. (São Paulo Time) on the date on which EFX notifies the Specified Shareholders that it defaulted under any public or private indebtedness for borrowed money such that the entire amount of such indebtedness (or any other debt of the same nature) becomes immediately due and payable by EFX (“Triggering Event”), and ending at 11:59 p.m. (São Paulo Time) on the thirtieth day thereafter (the “Triggering Event Put Option Exercise Period”); and (v) commencing at 00:01 a.m. (São Paulo Time) on each anniversary of the Closing Date following the twelfth (12th) anniversary of the Closing Date (i.e., beginning on the thirteenth (13th) anniversary of the Closing Date) and ending at 11:59 p.m. (São Paulo Time) on the thirtieth day thereafter (each, an “Additional Put Option Exercise Period”, and together with the First Put Option Exercise Period, the Second Put Option Exercise Period, the Third Put Option Exercise Period and the Triggering Event Put Option Exercise Period, the “Put Option Exercise Periods”), a Specified Shareholder may (but shall not be obliged to) exercise the Put Option, subject to Sections 1.1.1 and 1.1.2 below, by delivering a written notice to EFX Brasil Parent (“Put Option Exercise Notice”) notifying EFX Brasil Parent that such Specified Shareholder (a “Put Participating Shareholder”) has determined to exercise the Put Option. The Put Option Exercise Notice shall indicate the identity of the Put Participating Shareholder, the number of EFX Brasil Common Shares to be sold, and the payment instructions of a bank account held by it in Brazil in which the Put Option Price shall be deposited.

1.1.1

A Put Participating Shareholder shall only be able to exercise the Put Option if it elects to sell at least thirty three percent (33%) of the EFX Brasil Common Shares it acquired as a result of the Merger of Shares (or, if such Put Participating Shareholder owns less than 33% of such shares at the time of exercise of the Put Option, all of such shares).

1.1.2

A Put Participating Shareholder will only be able to exercise a Put Option if the total number of shares sold by all Put Participating Shareholders during the applicable Put Option Exercise Period is at least thirty-three point three percent (33.3%) of the EFX Brasil Share Cap.

1.1.3

A Put Participating Shareholder will only be able to exercise the Put Option during an Additional Put Option Exercise Period while at least one then-current shareholder of EFX Brasil (other than EFX or an Affiliate of EFX) holds at least five percent (5%) of the then-outstanding EFX Brasil Common Shares (“Minimum Ownership”). For the avoidance of doubt, the right of a Put Participating Shareholder to exercise the Put Option during an Additional Put Option Exercise Period will terminate immediately once no then-current shareholder of EFX Brasil (other than EFX or an Affiliate of EFX) holds at least the Minimum Ownership.

1.2

On or prior to the tenth (10th) Business Day following the expiration of the First Put Option Exercise Period, the Second Put Option Exercise Period, the Third Put Option Exercise Period, the Triggering Event Put Option Exercise Period, or an Additional Put Option Exercise Period, as applicable, EFX Brasil Parent shall verify whether: (i) there are Put Participating Shareholders; and (ii) the conditions provided in Sections 1.1.1, 1.1.2 and, if applicable, 1.1.3, have been fulfilled with respect to such Put Participating Shareholders (“Conditions Precedent to the Put”).

1.3

If the Conditions Precedent to the Put are not confirmed by EFX Brasil Parent in relation to all or some of the Put Participating Shareholders, the applicable Put Option shall terminate with respect to such Put Participating Shareholders.

1.4

If the Conditions Precedent to the Put are confirmed by EFX Brasil Parent, then, on or prior to the sixtieth (60th) day following such confirmation, EFX Brasil Parent shall provide the relevant Put Participating Shareholders with its proposed valuation of the Fair Market Value or, alternatively, engage an Expert and instruct it to prepare a valuation report determining the Fair Market Value, and to present such report to EFX Brasil Parent, EFX Brasil and the Put Participating Shareholders, which shall be so presented on or prior to such 60th day. The determination of the Fair Market Value under this Section 1.4 for any particular Put Option Exercise Period shall be referred to as the “First Valuation” for such Put Option Exercise Period.

1.5

Within thirty (30) days following receipt of the First Valuation, each relevant Put Participating Shareholder shall deliver a written notice to EFX Brasil Parent: (i) withdrawing the exercise of the Put Option; (ii) accepting the First Valuation; or (iii) objecting to the First Valuation. Failure to deliver such notice shall be deemed an acceptance of the Fair Market Value as set forth in the First Valuation.

1.6

The Fair Market Value for those Put Participating Shareholders which have accepted the First Valuation shall be as set forth in the First Valuation, regardless of any Second Valuation or Third Valuation pursuant to Sections 1.7, 1.8 and 1.9 below.

1.7

The Put Participating Shareholders that have validly objected to the Fair Market Value as calculated by the First Valuation (“Put Dissenting Shareholders”) will be deemed to have agreed that the Put Dissenting Shareholder holding the largest percentage of EFX Brasil Common Shares among all Put Dissenting Shareholders (the “Put Representative”) shall represent such Put Dissenting Shareholders in all matters and discussions regarding the determination of the Fair Market Value, it being understood that the acts of the Put Representative with respect to the determination of the Fair Market Value shall be binding to all Put Dissenting Shareholders. The Put Representative shall engage an Expert and instruct it to prepare a valuation report determining the Fair Market Value, and to present such report to EFX Brasil Parent and the relevant Put Dissenting Shareholders within sixty (60) days as from the date the First Valuation is delivered by EFX Brasil Parent to the Put Participating Shareholders (“Second Valuation”). The costs and expenses of the Expert contemplated by this Section 1.7 shall be entirely borne by the Put Dissenting Shareholders. Failure to deliver the Second Valuation as provided in this Section 1.7 shall be deemed an acceptance of the Fair Market Value as set forth in the First Valuation.

1.8

If the difference between the Fair Market Value determined by the First Valuation and the Fair Market Value determined by the Second Valuation is equal to or less than ten percent (10%), the Fair Market Value shall be the arithmetic mean of the Fair Market Value determined in the First Valuation and the Fair Market Value determined in the Second Valuation.

1.9

If the difference between the Fair Market Value determined by the First Valuation and the Fair Market Value determined by the Second Valuation is greater than ten percent (10%), then another Expert shall be engaged by EFX Brasil Parent, EFX Brasil and the Put Representative collectively, and instructed to prepare a valuation report determining the Fair Market Value, and to present such report to EFX Brasil Parent, EFX Brasil and the Put Representative within sixty (60) days as from the date they received the Second Valuation (“Third Valuation”), and thereafter: (i) the Fair Market Value shall be the arithmetic mean between the two Fair Market Values that deviates the least from each other, as determined by the First Valuation, Second Valuation and Third Valuation; and (ii) the costs and expenses of the Expert that prepared the Third Valuation shall be borne by the party (i.e., EFX Brasil Parent or the Put Dissenting Shareholders together) which valuation was disregarded for the purposes of calculating Fair Market Value.

1.10

The Put Participating Shareholders shall take all actions and sign all documents (including the book of transfer of shares) reasonably requested by EFX Brasil Parent to effect the sale contemplated by this Section 1.1. The bylaws of EFX Brasil will contain a power of attorney in favor of EFX Brasil Parent with respect to such actions and execution of documents.

1.11

Subject to compliance with Section 1.10, the transfer of the relevant EFX Brasil Common Shares and payment therefor, in immediately available funds, shall occur at 10:00 a.m. (São Paulo Time) on the tenth (10th) Business Day following determination of the Fair Market Value in accordance with Section 1.5, 1.6, 1.7, 1.8 or 1.9, as applicable, at the offices of EFX Brasil. Upon the consummation of the transfer of the relevant EFX Brasil Common Shares and payment therefor, the Put Option will immediately terminate in connection with such EFX Brasil Common Shares. EFX Brasil hereby, unconditionally and irrevocably, guarantees to the relevant Specified Shareholders the prompt and complete payment and performance by EFX Brasil Parent of all payments due under this Section 1.10.

2.

Call Option. Each of the Specified Shareholders hereby grants to EFX Brasil Parent, the right to purchase all (but not less than all) of its EFX Brasil Common Shares acquired pursuant to Section 2.42.4(iii) and held by such Specified Shareholder at the time that the right described in this Section 2 (the “Call Option”) is exercised, free and clear of any Liens, during the Call Option Exercise Periods for a price per EFX Brasil Common Share equal to the Fair Market Value of a EFX Brasil Common Share (“Call Option Price”) (it being understood that EFX shall guarantee the payment obligation of EFX Brasil Parent hereunder).

2.1

At any time (i) commencing at 00.01 a.m. (São Paulo Time) on the first Business Day immediately following the expiration of the Third Put Option Exercise Period and ending at 11:59 p.m. (São Paulo Time) on the day immediately preceding the thirteenth (13th) anniversary of the Closing Date (“First Call Option Exercise Period”); (ii) commencing at 10:00 a.m. (São Paulo Time) on the first Business Day immediately following the expiration of any Additional Put Option Exercise Period and ending at 5:00 p.m. (São Paulo Time) on the thirtieth day thereafter (each, an “Additional Call Option Exercise Period”); and (iii) after the expiration of the Additional Call Option Exercise Period, commencing at 10:00 a.m. (São Paulo Time) on the first Business Day immediately following the date on which no shareholder of EFX Brasil (other than EFX or an Affiliate of EFX) holds at least the Minimum Ownership and ending at 5:00 p.m. (São Paulo Time) on the thirtieth day thereafter (the “Final Call Option Exercise Period,” and together with the Additional Call Option Exercise Periods and the First Call Option Exercise Period, the “Call Option Exercise Periods”), EFX Brasil Parent may (but shall not be obliged to) exercise the Call Option by delivering a written notice to the Specified Shareholders (“Call Option Exercise Notice”) notifying such Specified Shareholders: (i) that EFX Brasil Parent has determined to exercise the Call Option; and (ii) EFX Brasil Parent’s proposed valuation of the Fair Market Value (such proposed valuation being referred to as the “Call Option First Valuation”); provided, however, that if a Put Option has been exercised at any time during which a Call Option could be exercised as described above, the applicable Call Option Exercise Period shall not commence until the acquisition of shares contemplated by such Put Option that has been so exercised has been completed.

2.2

Within thirty (30) days following receipt of the Call Option First Valuation, the Specified Shareholders shall deliver a written notice to EFX Brasil Parent: (i) accepting the Call Option First Valuation; or (ii) objecting to the Call Option First Valuation. Failure to deliver such notice shall be deemed an acceptance of the Fair Market Value as set forth in the Call Option First Valuation.

2.3

The Fair Market Value for those Specified Shareholders that have accepted the Call Option First Valuation shall be as set forth in the Call Option First Valuation, regardless of any Call Option Second Valuation or Call Option Third Valuation pursuant to Sections 2.4, 2.5 and 2.6 below.

2.4

Specified Shareholders that have validly objected to the Fair Market Value as calculated by the Call Option First Valuation (“Call Dissenting Shareholders”) will be deemed to have agreed that the Call Dissenting Shareholder holding the largest percentage of EFX Brasil Common Shares among all Call Dissenting Shareholders (the “Call Representative”) shall represent such Call Dissenting Shareholders in all matters and discussions regarding the determination of the Fair Market Value, it being understood that the acts of the Call Representative with respect to the determination of the Fair Market Value shall be binding to all Call Dissenting Shareholders. The Call Representative shall engage an Expert and instruct it to prepare a report determining the Fair Market Value (the “Call Option Second Valuation”), and to present such report to EFX Brasil Parent and the relevant Call Dissenting Shareholders within sixty (60) days as from the date the Call Option First Valuation is delivered by EFX Brasil Parent to the Specified Shareholders. The costs and expenses of the Expert contemplated by this Section 2.4 shall be entirely borne by the Call Dissenting Shareholders. Failure to deliver the Call Option Second Valuation as provided in this Section 2.4 shall be deemed as acceptance of the Fair Market Value as set forth in the Call Option First Valuation.

2.5

If the difference between the Fair Market Value determined by the Call Option First Valuation and the Fair Market Value determined by the Call Option Second Valuation is equal to or less than ten percent (10%), the Fair Market Value shall be the arithmetic mean of the Fair Market Value determined in the Call Option First Valuation and the Fair Market Value determined in the Call Option Second Valuation.

2.6

If the difference between the Fair Market Value determined by the Call Option First Valuation and the Fair Market Value determined by the Call Option Second Valuation is greater than ten percent (10%), then a third Expert shall be engaged by EFX Brasil Parent and EFX Brasil and the Call Representative, and instructed to prepare a report determining the Fair Market Value (the “Call Option Third Valuation”), and to present such report to EFX Brasil Parent, EFX Brasil and the Call Representative within sixty (60) days as from the date they received the Call Option Second Valuation, and thereafter: (i) the Fair Market Value shall be the arithmetic mean between the two Fair Market Values that deviates the least from each other, as determined by the Call Option First Valuation, Call Option Second Valuation and Call Option Third Valuation; and (ii) the costs and expenses of the Expert that prepared the Call Option Third Valuation shall be borne by the party (i.e., EFX Brasil Parent or the Call Dissenting Shareholders together) which valuation was disregarded for the purposes of calculating Fair Market Value.

2.7

The Specified Shareholders shall take all actions and sign all documents (including the book of transfer of shares) reasonably requested by EFX Brasil Parent to effect the sale contemplated by this Section 2. The bylaws of EFX Brasil will contain a power of attorney in favor of EFX Brasil Parent with respect to such actions and execution of documents.

2.8

Subject to compliance with Section 2.7, the transfer of the relevant EFX Brasil Common Shares and payment therefor, in immediately available funds, shall occur at 10:00 a.m. (São Paulo Time) on the tenth (10th) day following determination of the Fair Market Value in accordance with Section 2.2, 2.3, 2.4, 2.5 or 2.6, as applicable, at the offices of EFX Brasil; provided that any time period specified in this Section 2 shall be extended to the extent necessary for EFX Brasil Parent to comply with all applicable United States federal and state securities laws in connection with any exercise by EFX Brasil Parent of the Call Option.

Equal treatment among Specified Shareholders.

Except as otherwise contemplated by this Schedule 2.4(iii) (e.g., rights change if there cease to be Specified Shareholders with the Minimum Ownership) or, with respect to clause “(a)” of this sentence, with the consent of the Specified Shareholders holding a majority of the EFX Brasil Common Shares held by all Specified Shareholders: (a) the rights and obligations of the Specified Shareholders may not be amended after the Closing; and (b) all Specified Shareholders shall be treated equally in all respects with respect to the rights and obligations set forth in this Schedule 2.4(iii).

EXHIBIT 5.1 – REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1.1.

Organization. Each of the Acquired Companies is duly organized and validly existing under the Laws of the Federative Republic of Brazil and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

5.1.2.

Company’s Subsidiaries. Part 5.1.2 of the Disclosure Schedule contains an accurate and complete list, as of the date of this Merger Agreement, of the name and jurisdiction of organization of each of the Company’s subsidiaries (“Company’s Subsidiaries”). Neither the Company nor any of the other Acquired Companies owns any capital stock of, or any equity interest of any nature in, any other Entity, other than another Acquired Company. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

5.1.3.

Capacity and Authority. The execution and delivery of this Merger Agreement by the Company was, and the consummation of the Transaction by the Company is, duly and regularly authorized and approved in accordance with the bylaws of the Company and applicable Laws.

5.1.4.

Binding Obligation. This Merger Agreement is a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms. As of the date hereof, the Board of Directors of the Company (at a meeting duly called and held) has: (i) determined that the Merger of Shares is advisable and fair to, and in the best interests of, the Company and its shareholders; (ii) authorized and approved the execution, delivery and performance of this Merger Agreement by the Company and approved the Transaction; and (iii) recommended the approval of this Merger Agreement by the shareholders of the Company and directed that the transaction contemplated hereby be submitted for approval by the shareholders of the Company at the Company EGM.

5.1.5.	No Conflicts or Consents.

(i)

Except as provided for in Part 5.1.5(i) of the Disclosure Schedule, the execution and delivery of this Merger Agreement by the Company do not, and the performance of this Merger Agreement by the Company will not: (i-a) conflict with or violate any applicable Laws or Order by which any of the Acquired Companies or any of their properties is or may be bound or affected; or (i-b) result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Lien or restriction on any of the shares of the Acquired Companies pursuant to, any Contract to which the Company or any of the Acquired Companies is a party or by which their properties is or may be bound or affected, except for any breach or default of a Contract or Contracts that could not be reasonably expected to result in aggregate losses higher than one hundred million Brazilian reais (R$100,000,000) by any of the Acquired Companies or the Acquired Companies taken as a whole.

(ii)

Except as provided for in Part 5.1.5(i) of the Disclosure Schedule, the execution and delivery of this Merger Agreement by the Company do not, and the performance of this Merger Agreement by the Company will not, require any consent or approval of any Person or Governmental Body, except for the failure to obtain any approval from a Person that is not a Governmental Body to the extent that such failure could not reasonably be expected to result in aggregate losses higher than one hundred million Brazilian reais (R$100,000,000) to any of the Acquired Companies.

5.1.6.

Capital Stock. Part 5.1.6 of the Disclosure Schedule accurately set forth the capital stock, equity awards and other securities of the Company and each of the other Acquired Companies, including: (a) the number and class of shares of capital stock of the Company and each of the other Acquired Companies outstanding, both on a primary and fully-diluted basis; and (b) the number and type of shares of capital stock purchasable upon: (i) the exercise of any equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of the other Acquired Companies currently outstanding, along with the average exercise price of each such category of securities; and (ii) the conversion or exchange of any security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of the other Acquired Companies currently outstanding. Except as provided for in Part 5.1.6 of the Disclosure Schedule, there are no other outstanding shares of the capital stock of the Company or any of the other Acquired Companies and there is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of the other Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of the other Acquired Companies; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of the other Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to support a successful claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of the other Acquired Companies.

5.1.7.

Financial Statements. Except as provided for in Part 5.1.7 of the Disclosure Schedule, the consolidated audited financial statements of the Company as of, and for the year ended, December 31, 2021, and the consolidated unaudited financial statements of the Company as of, and for the nine months ended, September 30, 2022, which have been filed with the CVM, are complete and true in all their material aspects, were prepared in accordance with applicable Laws, Brazilian GAAP and IFRS Standards, on a consistent basis throughout all the relevant periods, adequately reflecting, in accordance with Brazilian GAAP and IFRS Standards, the consolidated financial position, results of operations and cash flows of the Acquired Companies. The Acquired Companies have established a system of internal accounting controls, which are designed to provide reasonable assurance regarding the reliability of financial reporting.

5.1.8.

Company Reference Form and Other Filed Documents. The reference form (formulário de referência) of the Company (“Company Reference Form”), with applicable updates, is complete and does not contain, on the date hereof, and, as it may be further updated until the Closing Date, will not contain on the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All material statements, reports, schedules, forms and other documents required to have been filed by the Company with the CVM (the “Company CVM Reports”) have been so filed in accordance with the CVM’s regulation. Except as provided for in Part 5.1.8 of the Disclosure Schedule, as of the time it was filed with the CVM (or, if amended or superseded by a filing prior to the date of this Merger Agreement, then on the date of such filing): (i) each of the Company CVM Reports complied in all material respects with the requirements of all applicable Laws; and (ii) none of the Company CVM Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Acquired Companies is required to file any documents with CVM.

5.1.9.

No Undisclosed Liabilities. To the Knowledge of the Company, none of the Acquired Companies has any material liability of any nature (whether accrued, contingent, absolute, determined or determinable or otherwise), except for liabilities: (i) accrued or reserved against in the Company Financial Statements (or disclosed in any notes thereto) or disclosed in the Company Reference Form or Company CVM Reports filed prior to the date of this Merger Agreement; (ii) incurred in the ordinary course of business since September 30, 2022; (iii) for performance of executory obligations of an Acquired Company under any Contracts to which such Acquired Company is a party (other than to the extent arising from a breach thereof by an Acquired Company); or (iv) incurred in connection with this Merger Agreement or the Transaction.

5.1.10.	No Material Adverse Change. Since September 30, 2022, there has not occurred any Material Adverse Change.

5.1.11.	Material Contracts.

(i)

Each Material Contract is valid, binding and in full force and effect and is enforceable against the Company or, as applicable, another Acquired Company, and, to the Knowledge of the Company, the other parties thereto, except for any invalidity that could not reasonably be expected to be material to any of the Acquired Companies.

(ii)

With respect to each Material Contract, the Company or, as applicable, another Acquired Company, is not in breach of or default under any such Material Contract, and, no event has occurred which, with or without the lapse of time or the giving of notice or both, constitutes a breach of or default under any such Material Contract by the Company or, as applicable, another Acquired Company, or, to the Knowledge of the Company, the other parties thereto, except for any breach or default that could not be reasonably expected to be material to any of the Acquired Companies.

5.1.12.

Litigation. Other than as provided in the Company CVM Reports filed prior to the date of this Merger Agreement or as set forth in Part 5.1.12 of the Disclosure Schedule, there are no Legal Proceedings or judgments of any nature involving the Company or another Acquired Company that could reasonably be expected to result in an individual loss higher than one million Brazilian reais (R$1,000.000,00).

5.1.13.	Taxes.

(i)

The Company and each of the other Acquired Companies have filed all income and other material Tax returns that they were required to file, taking into account any extensions of time to file, and such Tax returns were true, correct and complete in all material respects. All income and other material Taxes of the Company and the other Acquired Companies have been fully and timely paid when due.

(ii)

All material Taxes that the Company and the other Acquired Companies have been required to collect or withhold with respect to any payment to any employee, independent contractor, creditor, equity holder or other Third Party have been duly collected or withheld and have been timely and duly paid to the proper Governmental Body.

5.1.14.	Employees.

(i)

The Company and each of the other Acquired Companies has paid, when due, the compensation payable to employees pursuant to applicable Laws, Contracts and otherwise, including all salaries, benefits, bonuses, overtime payments, allowances, charges and any other labor monies, in addition to calculation and payment of social contributions in connection with said employees, also with regard to the payment of contributions to the Severance Pay Fund (Fundo de Garantia do Tempo de Serviço – FGTS) except for any payment that could not reasonably be expected to be material to any of the Acquired Companies.

(ii)

There are no pending strikes, work stoppages or other material actual or, to the Knowledge of the Company, threatened labor disputes in course against the Company or any other Acquired Company in connection with their employees.

5.1.15.

Related Party Transactions. The Company Reference Form and Company CVM Reports disclose all transactions carried out by the Company and the other Acquired Companies with Related Parties as required by Law, and all transactions carried out by the Company and the other Acquired Companies with Related Parties are in compliance with applicable Laws..

5.1.16.

Compliance with Laws. Except for any violation or violations that could not reasonably be expected to result in a material liability to any of the Acquired Companies (or the Acquired Companies as a whole) in excess of one hundred million Brazilian reais (R$100,000,000) in the aggregate, the Company and each of the other Acquired Companies is and has been, during the last three (3) years, in compliance in all material respects with all Laws applicable to it and the operation of its businesses (including with respect to taxes, employees, export control, corruption and Intellectual Property and Intellectual Property Rights), and, during the last five (5) years, the Company and each of the other Acquired Companies has not received any communication from a Governmental Body or other Third Party alleging that the Company or such other Acquired Company has materially violated any such applicable Laws.

5.1.17.

Licenses, Registrations and Authorizations. The Company and each of the other Acquired Companies has all licenses, registrations and authorizations which are necessary to conduct its businesses as currently conducted, except for any licenses, registrations and authorizations the absence of which could not reasonably be expected to be material to any Acquired Company (“Licenses, Registrations and Authorizations”). All Licenses, Registrations and Authorizations are valid, binding and in full force and effect and the execution, delivery and performance of this Merger Agreement and the consummation of the Merger of Shares or the Redemption will not affect such Licenses, Registrations and Authorizations.

5.1.18.	Intellectual Property.

(i)

Except as disclosed in Part 5.1.18 of the Disclosure Schedule, the Company and each of the other Acquired Companies solely and exclusively owns all rights, title and interests in the Owned Intellectual Property, free and clear of all Liens.

(ii)	The Company and each of the other Acquired Companies holds all rights to use the Licensed Intellectual Property under valid, binding and enforceable written agreements.

(iii)

The Company and each of the other Acquired Companies has not infringed, misappropriated or otherwise violated in the last five (5) years nor are currently infringing, misappropriating or otherwise violating, the Intellectual Property of any other Person.

(iv)

No present or prior employee, officer, director, contractor, consultant or advisor of the Company or any of the other Acquired Companies holds any right, title or interest in any Owned Intellectual Property.

(v)

During the last three (3) years, there has no material failure of any software and hardware (whether general purpose or special purpose), servers, websites, circuits, platforms, computers, databases networks and other computer systems owned or controlled by the Company or any of the other Acquired Companies (“IT Assets”) that has caused any material disruption to the business of the Company or any other Acquired Company.

(vi)

During the last three (3) years, there has been no breach, or unauthorized use, access, interruption, modification or corruption, of any IT Assets (or any information or transactions stored or contained therein or transmitted thereby), except for any such breach, use, access, interruption, modification or corruption which could not reasonably be expected to result in a material liability to any Acquired Company.

(vii)

During the last three (3) years, using commercially available tools and procedures, the Company and each of the other Acquired Companies has: (a) periodically scanned the IT Assets in a manner designed to help ensure that none of the IT Assets contains any malware; (b) periodically conducted vulnerability assessments or scans of the IT Assets to identify material security vulnerabilities or deficiencies; and (c) reasonably promptly remediated any such material identified vulnerabilities or deficiencies. There are no material defects, errors or flaws in any of the IT Assets that would prevent such IT Assets from performing in all material respects accordance with its published or internal specifications.

5.1.19.

Data Protection. None of the Acquired Companies has suffered any unauthorized acquisition of, use of, disclosure of, impairment of, deletion of, destruction of, intrusion to, access to or breach of any personal data, confidential information, and/or computer systems that would reasonably be expected to result in a material liability to the Company or any of the other Acquired Companies, including that: (i) constitutes a breach or a data security incident under any applicable data protection Laws, including the Brazilian General Data Protection Law (Law n. 13.709/2018); and/or (ii) would trigger a notification or reporting requirement to data protection authorities and data subjects under applicable data protection Laws or a notification or reporting requirement under any Contract to which the Company or any of the other the Acquired Companies is bound.

5.1.20.

Anti-corruption. None of the Acquired Companies or any of their Affiliates or Representatives has offered, paid, given or loaned or promised to pay, give or loan, directly or indirectly, money or any other thing of value to or for the benefit of any individual or Entity (including a political party or official or any private commercial person or Entity), for the purposes of corruptly (i) influencing any act or decision of such individual or Entity; (ii) inducing a government official to do or omit to do any act in violation of his lawful duty; (iii) securing any improper advantage; or (iv) inducing such individual or Entity to use their influence or direct business to any Acquired Company or to any of its respective Affiliates or Representatives, in each case, in violation of applicable Laws, including the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1 (“FCPA”) and Brazilian Law n. 12,846/2013 (“Brazilian Anti-Corruption Law”).

5.1.21.

Anti-Money Laundering; Sanctions. None of the Acquired Companies or any of their Affiliates Representatives has: (i) violated in any material respects applicable Laws related to money laundering or illegal money transfer; (ii) been or is being investigated, charged or convicted or investigated under anti-money laundering or sanctions Laws or any other Laws in connection with any money laundering, illegal money transfers or any other corrupt practices; (iii) received, sent, transferred, or maintained custody over any funds or assets known or suspected to be related, directly or indirectly, to illicit activity (including funds or assets derived from, proceeds of, or intended to promote illicit activity); or (iv) conducted or facilitated any financial transaction or business practice intended to or with the effect of: (iv-a) concealing the origin, source, location, or control of funds or assets in violation of applicable Laws; (iv-b) promoting or furthering illicit activity; or conducting any financial transaction in violation of anti-money laundering or sanctions Laws; or (iv-c) conducting a financial transaction with any individual or Entity on any sanctions list or other list related to anti-money laundering or sanctions Laws.

5.1.22.

Adviser Fees. Except for Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários S.A. and UBS BB Serviços de Assessoria Financeira e Participações S.A., no broker, finder, financial adviser or investment banker is entitled to receive from any Acquired Company any brokerage, finder’s or other fee or commission in connection with the Merger of Shares or the Redemption. The Company has furnished to EFX accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários S.A. and UBS BB Serviços de Assessoria Financeira e Participações S.A. No legal adviser to any Acquired Company has been or will be compensated at rates greater than such legal adviser’s standard hourly rates for services performed in connection with the Merger of Shares or the Redemption. No fees or other amounts previously paid (or that may become payable) to any broker, finder, financial adviser, investment banker, legal adviser or other adviser for services rendered to or on behalf of any shareholder of the Company in respect of the Merger of Shares or the Redemption have been so paid or will become payable by any Acquired Company.

5.1.23

No other Company Representation. Except for the representations and warranties contained in this Merger Agreement, the Company does not provide EFX Brasil or EFX with any other express or implied representations or warranties.

EXHIBIT 5.2 – REPRESENTATIONS AND WARRANTIES OF EFX BRASIL AND EFX

5.2.1.

Organization. EFX Brasil is a closely-held corporation, organized, validly existing and in good standing under the Laws of the Federative Republic of Brazil and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. EFX is a publicly-held corporation, organized, validly existing and in good standing under the Laws of Georgia, United States of America and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

5.2.2.

Capacity and Authority. The execution and delivery of this Merger Agreement by EFX Brasil and EFX was, and the consummation of the Transaction by EFX Brasil and EFX is, duly and regularly authorized and approved in accordance with the articles of association of EFX Brasil, the bylaws of the EFX and applicable Laws.

5.2.3.	Binding Obligation. This Merger Agreement is a valid and binding obligation for EFX Brasil and EFX and is enforceable against EFX Brasil and EFX in accordance with its terms.

5.2.4.	No Conflicts or Consents.

(i)

The execution and delivery of this Merger Agreement by EFX Brasil and EFX do not, and the performance of this Merger Agreement by EFX Brasil and EFX will not: (i-a) conflict with or violate any applicable Laws or Order or by which EFX Brasil and EFX or any of their properties is or may be bound or affected; or (i-b) result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Lien or restriction on any of the shares of EFX Brasil and EFX pursuant to, any Contract to which any of EFX Brasil and EFX is a party or by which EFX Brasil and EFX or its Affiliates or properties is or may be bound or affected.

(ii)

The execution and delivery of this Merger Agreement by EFX Brasil and EFX do not, and the performance of this Merger Agreement by the Company will not, require any consent or approval of any Person or Governmental Body.

5.2.5.

Capital Stock. On the date hereof: (i) the capital stock of EFX Brasil, on a fully-diluted basis is twenty-six million, four hundred forty-one thousand, three hundred sixty-four Brazilian reais (R$26,441,364.00), divided into eight million, six hundred eighty-six thousand, six hundred fifty-five (8,686,655) common shares and one million, three hundred thirteen thousand, three hundred forty-five (1,313,345) preferred shares; and (ii) the number of EFX shares outstanding as of February 1, 2023 is one hundred twenty-two million, four hundred eighty-six thousand, eight hundred ninety-six (122,486,896).

5.2.6.

Financial Statements. The consolidated audited financial statements of EFX as of, and for the year ended, December 31, 2021, and consolidated unaudited financial statements of EFX as of, and for the nine-month period ended, September 30, 2022, in each case which have been filed with the SEC, are complete and true in all their material aspects, were prepared in accordance with the applicable Law and with US GAAP, on a consistent basis throughout all the relevant periods, adequately reflecting, in accordance with US GAAP, the financial position, results of operations and cash flows of EFX. EFX has established a system of internal accounting controls which is designed to provide reasonable assurance regarding the reliability of financial reporting. The consolidated unaudited financial statements of EFX Brasil as of, and for the year ended, December 31, 2021 and the consolidated unaudited financial statements of EFX Brasil as of, and for the nine months ended, September 30, 2022 are complete and true in all their material aspects, were prepared in accordance with the applicable Law and with IFRS Standards, on a consistent basis throughout all the relevant periods, adequately reflecting, in accordance with IFRS Standards, the financial position, results of operations and cash flows of EFX Brasil. EFX Brasil has established a system of internal accounting controls which is designed to provide reasonable assurance regarding the reliability of financial reporting. For each of the calendar years ended

December 31, 2021 and December 31, 2022, EFX and other entities that belong to its economic group, as defined in para. 4 of CADE’s Resolution No. 33/2022, have generated gross revenue or total volume of business in Brazil below the merger filing threshold of R$75 million as defined in Article 88, II, of Law No. 12,529/2011.

5.2.7.

SEC Reports. Since January 1, 2022, all statements, reports, schedules, forms and other documents required to have been filed by EFX with the SEC (the “EFX SEC Reports”) have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Merger Agreement, then on the date of such filing): (i) each of the EFX SEC Reports complied in all material respects with the requirements of all applicable Laws; and (ii) none of the EFX SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.2.8.

Financial Capacity. EFX Brasil and EFX will have on the Closing Date sufficient cash on hand, available committed lines of credit or other sources of immediately available funds to comply with all the obligations to be performed by EFX Brasil and EFX on the Closing Date.

5.2.9.

No Undisclosed Liabilities. To the Knowledge of EFX, EFX Brasil does not have any liability of any nature (whether accrued, contingent, absolute, determined or determinable or otherwise) that would have a material adverse impact on the value of EFX Brasil and its subsidiaries (including the Company) after the Closing, except for liabilities: (i) accrued or reserved against in their respective financial statements (or disclosed in any notes thereto); (ii) incurred in the ordinary course of business since September 30, 2022; (iii) for performance of executory obligations of any Contracts to which EFX Brasil is a party (other than to the extent arising from a breach thereof); or (iv) incurred in connection with this Merger Agreement or the Transaction.

5.2.10	No Material Adverse Change. Since September 30, 2022, there has not occurred any Material Adverse Change on the business of EFX Brasil, or a fundamental change in the nature of the business of EFX.

5.2.11

Litigation. There are no Legal Proceedings or judgments of any nature involving EFX Brasil that would have a material adverse impact on the value of EFX Brasil and its subsidiaries (including the Company) after the Closing.

5.2.12.	Taxes.

(i)

EFX Brasil and its subsidiaries have filed all income and other material Tax returns that they were required to file, taking into account any extensions of time to file, and such Tax returns were true, correct and complete in all material respects. All income and other material Taxes of EFX Brasil and its subsidiaries have been fully and timely paid when due, except to the extent that any failure to timely pay any Tax would not have a material adverse impact on the value of EFX Brasil and its subsidiaries (including the Company) after the Closing.

(ii)

All material Taxes that EFX Brasil and its subsidiaries have been required to collect or withhold with respect to any payment to any employee, independent contractor, creditor, equity holder or other Third Party have been duly collected or withheld and have been timely and duly paid to the proper Governmental Body, except to the extent that any failure to timely collect, withhold or pay any Tax would not have a material adverse impact on the value of EFX Brasil and its subsidiaries (including the Company) after the Closing.

5.2.13.

Data Protection. None of EFX Brasil and its subsidiaries has suffered any unauthorized acquisition of, use of, disclosure of, impairment of, deletion of, destruction of, intrusion to, access to or breach of any personal data, confidential information, and/or computer systems that would reasonably be expected to result in liability that would have a material adverse impact on the value of EFX Brasil and its subsidiaries (including the Company) after the Closing, including any of the following that would have a material adverse impact on the value of EFX Brasil and its subsidiaries (including the Company) after the Closing: (i) constitutes a breach or a data security incident under any applicable data protection Laws, including the Brazilian General Data Protection Law (Law n. 13.709/2018); and/or (ii) would trigger a notification or reporting requirement to data protection authorities and data subjects under applicable data protection Laws or a notification or reporting requirement under any Contract to which EFX Brasil or any of its subsidiaries is bound.

5.2.14.

Anti-corruption. None of EFX, EFX Brasil or any of its subsidiaries has offered, paid, given or loaned or promised to pay, give or loan, directly or indirectly, money or any other thing of value to or for the benefit of any individual or Entity (including a political party or official or any private commercial person or Entity), for the purposes of corruptly (i) influencing any act or decision of such individual or Entity; (ii) inducing a government official to do or omit to do any act in violation of his lawful duty; (iii) securing any improper advantage; or (iv) inducing such individual or Entity to use their influence or direct business to any of EFX Brasil or to any of its subsidiaries, in each case, in violation of applicable Laws, including the FCPA and the Brazilian Anti-Corruption Law, except to the extent that any of such actions would not have a material adverse impact on the value of EFX Brasil and its subsidiaries (including the Company) or on the value of EFX and its subsidiaries (including the Company) after the Closing.

5.2.15.

Anti-Money Laundering; Sanctions. None of EFX Brasil or any of its subsidiaries has: (i) violated in any material respects applicable Laws related to money laundering or illegal money transfer; (ii) been or is being investigated, charged or convicted or investigated under anti-money laundering or sanctions Laws or any other Laws in connection with any money laundering, illegal money transfers or any other corrupt practices; (iii) received, sent, transferred, or maintained custody over any funds or assets known or suspected to be related, directly or indirectly, to illicit activity (including funds or assets derived from, proceeds of, or intended to promote illicit activity); or (iv) conducted or facilitated any financial transaction or business practice intended to or with the effect of: (iv-a) concealing the origin, source, location, or control of funds or assets in violation of applicable Laws; (iv-b) promoting or furthering illicit activity; or conducting any financial transaction in violation of anti-money laundering or sanctions Laws; or (iv-c) conducting a financial transaction with any individual or Entity on any sanctions list or other list related to anti-money laundering or sanctions Laws, except to the extent that any of such actions would not have a material adverse impact on the value of EFX Brasil and its subsidiaries (including the Company) after the Closing.

5.2.16.

Adviser Fees. No broker, finder, financial adviser or investment banker is entitled to receive from EFX Brasil or any of its subsidiaries any brokerage, finder’s or other fee or commission in connection with the Merger of Shares or the Redemption.

5.2.17.

No Operations. EFX Brasil is non-operational company and has not engaged in any business or operations during the last six (6) years, except to the extent any of such business or operations would not have a material adverse impact on the value of EFX Brasil and its subsidiaries (including the Company) after the Closing (it being understood that, during the Pre-Closing Period, EFX Brasil shall not engage in any business or operations, other than as contemplated by this Agreement to facilitate the consummation of the Transaction).

5.2.18.

No other EFX Brasil and EFX Representation. Except for the representations and warranties contained in this Merger Agreement, EFX Brasil and EFX do not provide the Company with any other express or implied representations or warranties.